PROSPECTUS SUPPLEMENT
(To Prospectus dated June 10, 1997)


                               8,000,000 Shares


                        BEACON PROPERTIES CORPORATION


                8.98% Series A Cumulative Redeemable Preferred Stock
                   Liquidation Preference $25.00 Per Share


                              --------------------


     Dividends on the 8.98% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of Beacon Properties Corporation (collectively with its subsidiaries, the "Company") are cumulative from the date of original issue and are payable quarterly, commencing on September 15, 1997 at the rate of 8.98% per annum of the $25 liquidation preference (equivalent to a fixed annual rate of $2.245 per share). See "Description of Series A Preferred Stock--Dividends."

   Except in certain circumstances relating to the Company's qualification as a real estate investment trust (a "REIT") the Series A Preferred Stock is not redeemable prior to June 15, 2002. On and after June 15, 2002, the Series A Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, thereon to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other stock of the Company, which may include other series of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), and from no other source. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Series A Preferred Stock--Redemption."


   Application has been made to list the Series A Preferred Stock on the New York Stock Exchange ("NYSE"). If so approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Stock. See "Underwriting."

   See "Risk Factors" beginning on page S-11 for certain factors relevant to an investment in the Series A Preferred Stock.

                              -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                         Price to            Underwriting         Proceeds to
                         Public(1)           Discount(2)           Company(3)
Per Share                 $25.00               $.7875              $24.2125
Total(4)               $200,000,000          $6,300,000          $193,700,000
================================================================================



(1) Plus accrued dividends, if any, from the date of original issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting estimated expenses of $225,000 payable by the Company.
(4) The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to an additional 1,200,000 shares of Series A Preferred Stock to cover over-allotments, if any. If all such shares are purchased, the total
    Price to Public, Underwriting Discount and Proceeds to Company will be $230,000,000, $7,245,000 and $222,755,000, respectively. See "Underwriting."


                              -------------------


   The shares of Series A Preferred Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Series A Preferred Stock offered hereby will be made in New York, New York, on or about June 13, 1997.



                              -------------------
Merrill Lynch & Co.
                               Lehman Brothers
                                                      Morgan Stanley Dean Witter
                              -------------------


            The date of this Prospectus Supplement is June 10, 1997.

-----------
Beacon
-----------
Properties
-----------
Corporation
-----------

[U.S. Map with the following areas highlighted: San Francisco, Los Angeles, Chicago, Atlanta, Washington and Boston]

Map Caption: Property Locations


[Tabular representation of pie charts]


Urban/Suburban Distribution of Properties
-----------------------------------------
Suburban            67%
Urban               33%



Net Operating Income by Region
------------------------------

Washington         16%
Atlanta            18%
Boston             42%
San Francisco       6%
Los Angeles         6%
Chicago            12%










   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF SERIES A PREFERRED STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF SERIES A PREFERRED STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                        PROSPECTUS SUPPLEMENT SUMMARY


   The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes (i) that the Underwriters' over-allotment option is not exercised and
(ii) that the market price per share of the Company's common stock, $.01 par value (the "Common Stock"), is $31.00 (the reported closing sale price of the Common Stock on the NYSE on June 10, 1997). Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Beacon Properties Corporation, Beacon Properties, L.P. (the "Operating Partnership") and their subsidiaries on an aggregated basis. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" starting on page S-11 of this Prospectus Supplement.


                                 The Company

   The Company is a self-managed and self-administered real estate investment trust (a "REIT") which owns a portfolio of Class A office properties and other commercial properties located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C., as well as commercial real estate development, acquisition, leasing and management businesses. Class A office properties generally are considered to be those that have excellent locations and access, attract high quality tenants, are well maintained and professionally managed, and achieve among the highest rent, occupancy and tenant retention rates within their markets. The Company owns or has an interest in 116 income producing commercial properties encompassing approximately 18.6 million rentable square feet (each, a "Property and, collectively, the "Properties"), approximately 67% of which are located in suburban office markets and approximately 33% of which are located in downtown office markets, primarily Boston. The Properties include the recently acquired 225 Franklin Street located in Boston, Massachusetts; a five-building office complex located in Westchester (suburban Chicago), Illinois (the "Westbrook Corporate Center"); 10880 Wilshire Boulevard located in suburban Los Angeles; and Centerpointe I and II located in Fairfax County, Virginia (collectively, the "Recent Acquisitions"). As of March 31, 1997, the Properties were approximately 96% leased with over 1,200 tenants.


   The Company is currently experiencing a period of rapid growth. Since January 1997, the Company has invested approximately $641 million in office properties, increasing its interests in real estate by over 36%. The Company currently has a total market capitalization of approximately $3.0 billion. Based on information contained in Merrill Lynch & Co.'s Comparative Valuation of REITs, according to total market capitalization data as of May 16, 1997, the Company is the largest REIT focused exclusively on the office sector.


   The Company's business is conducted principally through the Operating Partnership, two subsidiary corporations and two subsidiary limited partnerships. The Company conducts third-party management operations through Beacon Property Management Corporation, a Delaware corporation (the "Management Company") and conducts third-party tenant space design services through Beacon Design Corporation, a Massachusetts corporation (the "Design Company"). Through the Management Company, the Company manages approximately 2.9 million square feet of commercial and office space owned by third parties in various locations including Boston and Springfield, Massachusetts and Chicago, Illinois. The Company conducts substantially all of the management operations for wholly-owned properties through Beacon Property Management, L.P., a Delaware limited partnership (the "Management Partnership"), and conducts tenant space design services for wholly-owned properties through Beacon Design, L.P., a Delaware limited partnership (the "Design Partnership").

                                  The Properties

Set forth below are summary descriptions of the Properties.

                                                                                      Rentable     Percent Leased
                                     Year Built/   Ownership         Property         Area in       At March 31,
              Property                Renovated   Interest(1)        Location       Square Feet         1997
----------------------------------- ------------- ------------  ------------------- ------------- ----------------
Downtown Boston Office Market:
225 Franklin Street                      1966(2)       100%    Boston, MA               929,545          95%
75-101 Federal Street                 1985-1998       51.6%    Boston, MA               812,000          92%
One Post Office Square                     1981         50%    Boston, MA               764,129          99%
Center Plaza                          1966-1969         (3)    Boston, MA               649,359          98%
150 Federal Street                         1988        100%    Boston, MA               530,279         100%
Rowes Wharf                                1987         45%    Boston, MA               344,326         100%
Russia Wharf                          1978-1982        100%    Boston, MA               314,596          97%
2 Oliver Street-147 Milk Street       1982-1988        100%    Boston, MA               271,000          99%
175 Federal Street                         1977        100%    Boston, MA               203,349          99%
South Station(4)                           1988        100%    Boston, MA               148,591         100%
                                                                                     ----------        ----
                                                                                      4,967,174          97%
                                                                                     ----------        ----
Greater Boston Suburban Office Market:
Wellesley Office Park(5)              1963-1984        100%    Wellesley, MA            622,862         100%
Crosby Corporate Center(6)                 1996        100%    Bedford, MA              336,000          88%
175 Wyman Street                             (7)       100%    Waltham, MA              335,000             (7)
Westwood Business Centre                   1985        100%    Westwood, MA             160,400         100%
New England Executive Park
  Portfolio(8)                        1970-1985        100%    Burlington, MA           817,013          97%
                                                                                     ----------        ----
                                                                                      2,271,275          97%(7)
                                                                                     ----------        ----
Cambridge Office Market:
One Canal Park                             1987        100%    Cambridge, MA            100,300         100%
Ten Canal Park                             1987        100%    Cambridge, MA            110,000          92%
245 First Street(9)                   1985-1986        100%    Cambridge, MA            263,227         100%
                                                                                     ----------        ----
                                                                                        473,527          98%
                                                                                     ----------        ----
Central Perimeter Atlanta Office Market:
Perimeter Center Portfolio(10)        1970-1989        100%    Atlanta, GA            3,302,136          96%
                                                                                     ----------        ----
Arlington County, Virginia Office Market:
The Polk and Taylor Buildings              1970         10%    Arlington, VA            890,000         100%
1300 North Seventeenth Street              1980        100%    Rosslyn, VA              372,865          98%
1616 North Fort Myer Drive                 1974        100%    Rosslyn, VA              292,826         100%
                                                                                     ----------        ----
                                                                                      1,555,691         100%
                                                                                     ----------        ----
Fairfax County, Virginia Office Market:
John Marshall I                            1981        100%    McLean, VA               261,364         100%
E.J. Randolph                              1983        100%    McLean, VA               164,677          99%
Northridge I                               1988        100%    Reston/Herndon, VA       124,319         100%
Centerpointe I                             1988        100%    Fairfax, VA              204,481         100%
Centerpointe II                            1990        100%    Fairfax, VA              204,481         100%
                                                                                     ----------        ----
                                                                                        959,322         100%
                                                                                     ----------        ----
Washington, D.C. Office Market:
1333 H Street                           1984(11)       100%    Washington, D.C.         238,694          90%

Suburban Chicago Office Market:
AT&T Plaza                                 1984        100%    Oak Brook, IL            225,318          98%
Tri-State International(12)                1986        100%    Lincolnshire, IL         548,000          81%
Presidents Plaza(13)                  1980-1982        100%    Chicago, IL              791,000          91%
Westbrook Corporate Center(14)        1985-1996        100%    Westchester, IL        1,106,000          88%
                                                                                     ----------        ----
                                                                                      2,670,318          88%
                                                                                     ----------        ----
West Los Angeles Office Market:
10960 Wilshire Boulevard              1971-1992        100%    Westwood, CA             543,804          89%
10880 Wilshire Boulevard(15)               1970        100%    Westwood, CA             531,176          85%
                                                                                     ----------        ----
                                                                                      1,074,980          87%
Silicon Valley Office/R&D Market:
Shoreline Technology Park(16)         1985-1991        100%    Mountain View, CA        726,500         100%
Lake Marriott Business Park(17)            1981        100%    Santa Clara, CA          400,000         100%
                                                                                     ----------        ----
                                                                                      1,126,500         100%
                                                                                     ----------        ----
    Total/Weighted Average (18)                                                      18,639,617          96%
                                                                                     ==========        ====

---------------

 (1) The Company holds a general partner interest in the entity which owns the fee title in One Post Office Square; a general partner and limited partner interest in the entities which own the fee title in each of Center Plaza and the Polk and Taylor Buildings; and an indirect limited partner interest in Rowes Wharf Associates, the entity that owns the hotel space and ground leases the office and retail space at the Rowes Wharf Property. The Company holds approximately 51.6% of the common stock of BeaMetFed, Inc. ("BeaMetFed"), the entity that holds the fee title to the 75-101 Federal Street Property. The Company owns a 100% fee interest in the remaining Properties, with the exception of South Station and 10880 Wilshire Boulevard, in each of which the Company holds a ground leasehold interest.

 (2) The 225 Franklin Street Property has undergone an approximately $95 million renovation during the past eight years, including installation of new electrical systems, and a complete upgrade of mechanical systems, elevators, lobbies, roofs and the exterior plaza of the building.

 (3) The Company holds a 1% general partner interest, a 75% limited partner interest and an option to purchase the remaining 24% limited partner interest in the partnership that owns the Center Plaza Property.

 (4) The Company owns a ground leasehold interest in the South Station Property which expires in 2024 but may be extended, at the Company's option, for two additional 15-year terms. This Property was originally built in the early 1900s and was fully rehabilitated in 1988. This Property includes a significant retail component.

 (5) The Wellesley Office Park consists of eight office buildings.

 (6) The Crosby Corporate Center consists of six office buildings.

 (7) The 175 Wyman Street Property consists of a vacant 335,000 square foot office/research and development complex and 26.7 acres of land suitable for development. The Company plans to redevelop the Property into 400,000 square feet of Class A office space. Weighted Average excludes 175 Wyman Street.

 (8) The New England Executive Park Portfolio consists of nine of the thirteen office buildings located in the New England Executive Park, the remaining four of which are owner-occupied.

 (9) The 245 First Street Property consists of two attached structures connected by a four-story atrium. Riverview I, a six-story office building, was constructed in 1909 and renovated in 1986. Riverview II, an eighteen-story structure with parking on the first nine floors, was constructed in 1985.

(10) The Perimeter Center Portfolio consists of 32 buildings and six ground leases.

(11) Approximately 205,000 square feet of the 1333 H Street Property was built in 1982. The remaining approximately 34,000 square feet was renovated in 1982.

(12) The Tri-State International complex consists of five office buildings.

(13) Presidents Plaza consists of four office buildings.

(14) Westbrook Corporate Center consists of five office buildings.

(15) The Company owns a ground leasehold interest in 10880 Wilshire Boulevard which expires in 2068. The Company has an option to purchase the ground under 10880 Wilshire Boulevard at fair market value in 2001.

(16) Shoreline Technology Park consists of twelve office buildings.

(17) Lake Marriott Business Park consists of seven office buildings.

(18) Weighted Average excludes 175 Wyman Street.

                                Capitalization

   The following table sets forth the capitalization of the Company on an historical basis as of March 31, 1997, and for the Company as adjusted to give effect to the issuance of the shares of Series A Preferred Stock in the Offering and the application of the net proceeds from the Offering, the Company's April 1997 Common Stock offering and application of the net proceeds therefrom, acquisitions and sale of Properties and related sources and uses of funds for the period subsequent to March 31, 1997 to the date hereof, as if all had occurred on March 31, 1997. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the summary and selected financial information presented elsewhere in this Prospectus Supplement and the Consolidated Financial Statements and notes thereto incorporated by reference into the accompanying Prospectus.


                                                                 Historical    As Adjusted(1)
                                                                -------------  ---------------
                                                                        (in thousands)


DEBT:
 Credit Facility                                                 $  153,000      $  139,525
 Mortgage Notes Payable                                             451,862         587,862
  Total Debt                                                        604,862         727,387
MINORITY INTEREST:                                                  108,509         151,438
STOCKHOLDERS' EQUITY:
 Preferred Stock, $0.01 par value; 25,000,000 shares
   authorized; 8,000,000 shares of Series A Cumulative
   Redeemable Preferred Stock with an aggregate
   liquidation preference of $200.0 million issued and
   outstanding on an adjusted basis                                      --              80
 Common Stock, $0.01 par value; 100,000,000
   shares authorized; 48,237,322 shares issued and outstanding
   (55,237,322 shares on an as adjusted basis)                          482             552
 Excess Stock, $0.01 par value; 50,000,000 shares
   authorized, none issued and outstanding                               --              --
 Additional paid-in capital                                       1,025,803       1,430,511
 Cumulative net income                                               78,067          94,572
 Cumulative dividends                                              (105,747)       (105,747)
                                                                 ----------      ----------
    Total stockholders' equity                                      998,605       1,419,968
                                                                 ----------      ----------
    Total capitalization                                         $1,711,976      $2,298,793
                                                                 ==========      ==========

(1) Does not include(i) 7,647,934 shares of Common Stock reserved for issuance upon possible redemption of a like number of Units and (ii) 5,131,542 shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and dividend reinvestment plan.



                    Summary Selected Financial Information

   The following table sets forth selected financial and operating information for the Company. The consolidated results of operations for the three months ended March 31, 1997 have been derived from unaudited financial statements. The consolidated results of operations of the Company for the years ended December 31, 1996 and 1995 have been derived from the financial statements audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect to the years 1996 and 1995 is incorporated by reference into the accompanying Prospectus.


    The unaudited selected pro forma financial and operating information is presented as if the issuance of the shares of Series A Preferred Stock in the Offering and the application of the net proceeds therefrom, the Company's
April 1997 Common Stock offering and application of the net proceeds therefrom, acquisitions and sale of Properties and related sources and uses of funds for the period subsequent to March 31, 1997 to the date hereof, had occurred as of the beginning of the period. The pro forma financial information is not necessarily indicative of what the results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                        Beacon Properties Corporation
                    Summary Selected Financial Information


                                                                             Company
                                                 ----------------------------------------------------------------
                                                   Pro Forma
                                                   Three Months     Three Months    For the Year   For the Year
                                                      Ended             Ended           Ended          Ended
                                                  March 31, 1997   March 31, 1997   December 31,   December 31,
                                                   (unaudited)       (unaudited)        1996           1995
                                                 ---------------- ---------------- --------------  --------------
                                                         (dollars in thousands, except per share amounts)
OPERATING INFORMATION:
 Revenues:
  Rental income                                     $    80,440      $    63,601     $   147,825    $    71,050
  Management fees                                           821              821           3,005          2,203
  Recoveries from tenants                                 9,859            8,351          16,719          9,742
  Mortgage interest income                                1,372            1,372           4,970          2,546
  Other income                                            2,450            2,575          11,272          5,502
                                                  --------------   --------------   ------------  -------------
   Total revenues                                        94,942           76,720         183,791         91,043
                                                  --------------   --------------   ------------  -------------
 Expenses:
  Property expenses                                      17,956           14,531          37,211         18,090
  Real estate taxes                                      10,531            8,334          18,124         10,217
  General and administrative                              8,679            8,627          19,331          9,755
  Mortgage interest expense                              13,442           11,022          30,300         15,226
  Interest--amortization of financing costs                 477              477           2,084          1,370
  Depreciation and amortization                          18,248           14,214          33,184         17,428
                                                  --------------   --------------   ------------  -------------
   Total expenses                                        69,333           57,205         140,234         72,086
                                                  --------------   --------------   ------------  -------------
 Income from operations                                  25,609           19,515          43,557         18,957
 Equity in joint ventures and
  corporations(1)                                         1,439            1,439           4,989          3,234
                                                  --------------   --------------   ------------  -------------
 Income from continuing operations                       27,048           20,954          48,546         22,191
 Discontinued operations--Construction
  Company:
   Loss from operations                                    (586)            (586)         (2,609)           (12)
   Loss on sale                                              --               --            (249)            --
                                                  --------------   --------------   ------------  -------------
 Income before minority interest                         26,462           20,368          45,688         22,179
 Minority interest in Operating Partnership              (2,672)          (2,348)         (5,988)        (4,119)
                                                  --------------   --------------   ------------  -------------
 Income before extraordinary items                       23,790           18,020          39,700         18,060
 Series A Preferred dividends                            (4,490)              --              --             --
                                                  --------------   --------------   ------------  -------------
 Income available for Common Stock before
  extraordinary items                               $    19,300           18,020          39,700         18,060
                                                  ==============
 Extraordinary items, net of minority
  interest                                                                    --          (3,368)            --
                                                                   --------------   ------------  -------------
 Net income (2)                                                      $    18,020     $    36,332    $    18,060
                                                                   ==============   ============  =============
Per Share of Common Stock data:
 Income from continuing operations                 $       0.36     $       0.38    $       1.41   $       1.09
 Discontinued operations--Construction Company:
 Loss from operations--Construction Company        $      (0.01)    $      (0.01)   $      (0.08)  $      (0.00)
 Loss on sale                                                                 --    $      (0.01)            --
 Income before extraordinary items                 $       0.35     $       0.37    $       1.32   $       1.09
 Extraordinary items                                                          --    $      (0.11)            --
 Net income                                                         $       0.37    $       1.21   $       1.09
 Cash dividends declared                                            $      .4625    $      1.765   $       1.24
 Cash dividends paid                                                $      .4625    $      1.765   $       1.64
 Weighted average common shares outstanding          55,237,322       48,156,877      29,932,327     16,525,245


                                                                          Company
                                              ----------------------------------------------------------------
                                                 Pro Forma
                                                Three Months     Three Months    For the Year   For the Year
                                                   Ended             Ended           Ended          Ended
                                               March 31, 1997   March 31, 1997   December 31,   December 31,
                                                (unaudited)       (unaudited)        1996           1995
                                              ---------------- ---------------- --------------  --------------
                                                                   (dollars in thousands)
BALANCE SHEET INFORMATION:
 Real estate before accumulated depreciation     $2,282,814       $1,696,439      $1,691,530      $471,142
 Total assets                                     2,358,430        1,770,848       1,779,412       534,797
 Mortgage debt                                      587,862          451,862         452,212        70,536
 Note Payable, Credit Facility                      139,525          153,000         153,000       130,500
 Total liabilities                                  787,024          663,734         671,711       239,013
 Total equity                                     1,419,968          998,605         999,150       258,822
OTHER INFORMATION:
 Funds from Operations (FFO) before minority
  interest (3)                                   $   45,716       $   35,588      $   83,154      $ 41,913
 Company Funds from Operations (FFO) (3)             36,213           31,485          72,253        34,083
 Cash flow provided by (used by):
   Operating activities                                               28,408          91,682        32,518
   Investing activities                                              (28,303)     (1,097,753)     (145,750)
   Financing activities                                              (22,035)      1,037,656       102,636
 Ratio of EBITDA to interest expense (4)(7)            4.08             3.87            3.33          3.30
 Ratio of EBITDA to Fixed Charges and
  Preferred Stock Dividends (5)(7)                     2.99             3.59            2.95          2.92
 Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends (6)(7)                     2.10             2.54            2.17          2.02

(1) Including deductions for:
     Depreciation and amortization               $    1,006       $    1,006      $    4,033      $  2,306

(2) Company share of Operating Partnership            87.84%           88.47%          86.89%        81.31%

(3) The Company believes that to facilitate a clear understanding of the operating results of the Company, Funds from Operations ("FFO") should be examined in conjunction with net income. The definition of FFO was clarified in the National Association of Real Estate Investment Trusts, Inc.
    ("NAREIT") White Paper, adopted by the NAREIT Board of Governors on March 3,
    1995, as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (in each case only real estate related assets), and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO should not be considered as a substitute for net income as an indication of the Company's performance or as a substitute for cash flow as a measure of its liquidity. The Company's method of calculating FFO may be different from methods used by other REITs. The following table reconciles pro forma net income for the Company to pro forma FFO for the three months ended March 31, 1997:


                                                                                 Pro Forma
                                                                            Three Months Ended
                                                                              March 31, 1997
                                                                                (unaudited)
                                                                             ------------------
                                                                              (in thousands)
    Income before minority interest and extraordinary item                        $26,462
    Add consolidated properties:
      Depreciation and amortization                                                18,248
    Add joint ventures properties:
      Depreciation and amortization                                                 1,006
                                                                                  -------
    Funds from operations before minority interest                                 45,716
    Less Series A Preferred Unit Distributions                                     (4,490)
                                                                                  -------
    Available for allocation                                                       41,226
    Company share of Operating Partnership before Series A Preferred Units          87.84%
                                                                                  -------
    FFO available for common shares                                               $36,213
                                                                                  ========



(4) For purposes of computing the ratio of EBITDA to interest expense, EBITDA represents earnings before interest, taxes, depreciation and amortization. Interest expense includes the Company's pro rata share of joint venture interest expense.

(5) For purposes of computing the ratio of EBITDA to fixed charges and preferred stock dividends, EBITDA represents earnings before interest, taxes, depreciation and amortization. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized and including the Company's pro rata share of joint venture interest expense, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.

(6) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before minority interest. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.

(7) EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of operating performance; and (iii) is not an alternative to cash flows as a measure of liquidity. The Company's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Company's method of calculating EBITDA may be different from the methods used by other REITs.

                                 The Offering


Securities Offered        8,000,000 shares of Series A Cumulative Redeemable Preferred Stock (the "Series A
                          Preferred Stock"). The Series A Preferred Stock has been approved for listing on the NYSE, subject to official notice of issuance. See "Underwriting."


Use of Proceeds           To repay amounts drawn under the Credit Facility to purchase the Recent Acquisitions.

Ranking                   With respect to the payment of dividends and amounts upon liquidation, the Series A
                          Preferred Stock will rank senior to the Company's common stock, par value $.01 per share
                          ("Common Stock"), which is the only capital stock of the Company currently outstanding.
                          See "Description of Series A Preferred Stock--Dividends" and "--Liquidation Preference."


Dividends                 Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly, commencing on September 15, 1997, at the rate of 8.98% per annum of the $25 liquidation preference (equivalent to a fixed annual rate of $2.245 per share).
                          See "Description of Series A Preferred Stock--Dividends."

Liquidation Rights        Equivalent to $25 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends (whether or not declared). See "Description of Series
                          A Preferred Stock--Liquidation Preference."

Redemption                Except in certain circumstances relating to the preservation of the Company's status as a REIT (see "Restrictions on Transfers of Capital Stock" in the
                          accompanying Prospectus), the Series A Preferred Stock is not redeemable prior to
                          June 15, 2002. On and after June 15, 2002, the Series A Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus dividends accrued and unpaid to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other stock of the Company, which may include other series of Preferred Stock, and from no other source. See "Description of Series A Preferred Stock--
                          Redemption."


Voting Rights             Holders of Series A Preferred Stock will generally have no voting rights except as required by law. However, whenever dividends on any shares of Series A Preferred
                          Stock shall be in arrears for six or more quarterly periods, the holders of such shares (voting separately as a class with all other series of parity Preferred
                          Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all dividends accumulated on such shares of Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred
                          Stock that would be materially adverse to the rights of holders of the Series A
                          Preferred Stock cannot be made without the affirmative vote of holders of two-thirds of the outstanding Series A Preferred Stock. See "Description of Series
                          A Preferred Stock--Voting Rights."

Conversion                The Series A Preferred Stock is not convertible or exchangeable for any other property or securities of the Company.

                                 RISK FACTORS

   An investment in the Series A Preferred Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus Supplement before purchasing Series A Preferred Stock in the Offering.

Risks Associated with the Addition of a Substantial Number of New Properties

    The Company is currently experiencing a period of rapid growth. Since January 1997, the Company has invested approximately $641 million in office properties, increasing its interests in real estate by over 36%. The Company's ability to manage its growth effectively will require it to apply successfully its experience managing its existing portfolio to new markets and to an increased number of properties. The Company's results of operations and ability to make expected distributions to stockholders could be adversely affected if the Company is unable to manage these operations effectively. There can be no assurance that the Company will be able to manage these operations effectively.


Risks of Adverse Effect on Company from Debt Servicing and Refinancing, Increases in Interest Rates, Financial Covenants and Absence of Limitations of Debt

   Debt Financing and Existing Debt Maturities.

   The Company intends to finance the acquisition of additional properties through the use of debt and equity financing. Additionally, in connection with the acquisition of certain Properties for units of limited partnership interest in the Operating Partnership ("Units"), the Company has agreed to maintain certain levels of nonrecourse debt on the Properties in order to minimize the tax consequences of these acquisitions to the Unit recipients. The Company is therefore subject to risks normally associated with debt financing, including the possibility that the Company will have insufficient cash flow to meet required principal and interest payments, will be unable to refinance existing indebtedness (which in most cases will not be fully amortized at maturity), or will be unable to secure favorable refinancing terms.


   Currently, the Company's total consolidated debt is approximately $891.5 million, and its total consolidated debt plus its proportionate share of total unconsolidated debt (other than Rowes Wharf) is approximately $984.0 million. The Company (together with an affiliate), and Equitable Life Assurance Society of the United States, on behalf of its Prime Property Fund ("Equitable"), the Company's joint venture partner in Rowes Wharf Associates, each hold one-half of the mortgage debt on the Rowes Wharf Property. The Company's current consolidated mortgage indebtedness of approximately $587.5 million has maturities ranging from 1998 through 2008 and is secured by Properties. In addition, the Company currently has $304 million outstanding under its $350 million unsecured revolving credit facility (the "Credit Facility"). The Company's proportionate share of its current total unconsolidated debt (excluding Rowes Wharf) consists of approximately $46.1 million on the One Post Office Square Property (in which the Company has a 50% general partner interest) and approximately $46.4 million on the 75-101 Federal Street Property (in which the Company owns approximately 51.6% of the common stock of a private REIT that owns the Property).

   The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt to Market Capitalization Ratio (as defined below) would be 50% or less. For purposes of this policy, the Company's Debt to Market Capitalization Ratio is calculated as the Company's proportionate share of total consolidated and unconsolidated debt (excluding Rowes Wharf) as a percentage of the sum of the market value of outstanding shares of stock of the Company and Units plus the Company's proportionate share of total consolidated and unconsolidated debt (excluding Rowes Wharf). As noted, the Company (together with an affiliate) currently holds one-half of the Rowes Wharf mortgage indebtedness. Upon completion of the Offering and the application of the proceeds therefrom, the Company's Debt to Market Capitalization Ratio will be approximately 27.57%. Although the Company has adopted a Debt to Market Capitalization Ratio policy, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT.



   The Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity. However, if the Company does not have funds sufficient to repay such indebtedness at maturity, the Company may need to refinance indebtedness through additional debt financing or equity offerings.

If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of Properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders. If prevailing interest rates or other economic conditions result in higher interest rates at a time when the Company must refinance its indebtedness, the Company's interest expense would increase, which would adversely affect the Company's results of operations and its ability to pay expected distributions to stockholders. Further, if a Property or Properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose or otherwise transfer the Property or Properties, with a consequent loss of income and asset value to the Company. Even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

   Risk of Adverse Effect of Increase in Market Interest Rates on Variable Interest Rates.

   Outstanding advances under the Credit Facility bear interest at a variable rate. The Company may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's results of operations and its ability to pay expected distributions to stockholders. An increase in interest expense could also cause the Company to be in default under certain Credit Facility covenants.

Limits on Control and Other Risks Involved in Joint Ownership of Properties

   The Company does not own a 100% fee interest in the Center Plaza Property, the One Post Office Square Property, the Rowes Wharf Property, the Polk and Taylor Buildings Property or the 75-101 Federal Street Property. Consequently, while the Company is responsible for the day-to-day affairs of each of these Properties, it is not in a position to exercise sole decision making authority regarding the Properties.

   Joint ownership of Properties may, under certain circumstances, involve risks not otherwise present in wholly-owned properties. Such risks include the possibility that the Company's partners or co-investors might become bankrupt, develop business interests or goals inconsistent with the business interests or goals of the Company, or take action contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Joint ownership also involves the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partners or co-investors have full control over the entity owning the Property. Consequently, actions by such partners or co-investors might result in subjecting jointly-owned Properties to additional risk.

   The Company will, however, seek to maintain sufficient control of the entities holding jointly-owned Properties to permit the Company's business objectives to be achieved. The Company's organizational documents do not limit the amount of available funds that may be invested in partnerships, joint ventures, or co-investments.

Real Estate Investment Risks

   General Risks.

   Investments of the Company are subject to the risks incident to the ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's Properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its stockholders will be adversely affected.

   A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate; real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect all rent from tenants on a timely basis; the expense of periodically renovating, repairing and reletting spaces; and the increase of operating costs (including real estate taxes and utilities) that may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

   Risks of Acquisition Activities.

   The Company intends to acquire existing office and commercial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. In light of current conditions in the Company's target market areas, the Company anticipates that in the near future additional properties will be added to the Company's portfolio primarily through acquisitions rather than new development and construction. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

   Risks of Development Activities.

   The Company also intends to develop office and other commercial properties, in accordance with its development and underwriting policies as opportunities arise in the future. Risks associated with such development activities include the risk that: the Company may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the properties profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

   The Company anticipates that future development will be financed, in whole or in part, through additional equity offerings or under lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms. If a project is unsuccessful, the Company's losses may exceed its investment in the project.

   Potential Adverse Effect on Results of Operations Due to Risks Associated With Tenant Defaults.

   Substantially all of the Company's income is derived from rental income from real property. Consequently, the Company's results of operations and ability to make expected distributions to stockholders could be adversely affected if a significant number of tenants at the Properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Additionally, as a significant number of the Company's tenants are in the financial services, legal and accounting businesses, the Company's results of operations and ability to make expected distributions to stockholders would be adversely affected if these industries experienced a significant reduction in workforce. At any time, a tenant of the Properties may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company. If a tenant rejects its lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. No assurance can be given that the Company will not experience significant tenant defaults in the future.

   Potential Adverse Effect on Results of Operations Due to Risks Associated With Ground Leases.

   The Rowes Wharf Property, the South Station Property and the 10880 Wilshire Boulevard Property are the subject of long-term ground leases. See "The Properties." The Company's results of operations and ability to make expected distributions to stockholders could be adversely affected to the extent the Properties subject to ground leases revert back to the landlord at the termination of the ground lease or the Company incurs additional expense by purchasing the ground under these Properties at the termination of these ground leases.

   Potential Adverse Effect on Results of Operations Due to Risks Associated With Market Illiquidity.

   Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions, such as changes in the local or national real estate market. In addition, provisions of the Internal Revenue Code limit the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to stockholders.

   Potential Adverse Effect on Results of Operations Due to Operating Risks.

   The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants are currently obligated to pay these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet such increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its Properties, if any of the foregoing occurs, the Company's results of operations and its ability to make distributions to stockholders could be adversely affected.

Risk of Investment in Mortgage Debt

   The Company may invest in mortgages that are secured by existing office and commercial properties in circumstances where the Company anticipates that such investments may result in the Company's acquisition of the related properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial office properties, investments in mortgage indebtedness present the additional risks that the fee owners of such properties may default in payments of interest on a current basis or file for bankruptcy, which may stay the Company's foreclosure of such mortgages and receipt of payments thereunder. Under such circumstances, the Company may not realize its anticipated investment return, and may sustain losses relating to such investments.

Risk of Adverse Effect on Results of Operations due to Possible Environmental Liabilities

   The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of the Properties, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with such environmental laws could materially adversely affect the Company's results of operations and financial condition.

   Phase I environmental site assessments ("ESAs") have been conducted at all of the Properties by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Properties may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware.

   The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its Properties except as previously disclosed in documents incorporated herein by reference or as described below.

    175 Wyman Street, Waltham, Massachusetts. Site assessments at 175 Wyman Street have identified the presence of trichloroethylene and tetrachloroethylene in the groundwater (the "Existing Groundwater Condition"). The chemicals in the groundwater are believed to be associated with former manufacturing use of the Property. Prior to the acquisition of the Property by the Company, the former owner of the Property, Hewlett-Packard Company, reported the Existing Groundwater Condition to the Massachusetts Department of Environmental Protection (the "DEP"). Hewlett-Packard Company sought and obtained approval from DEP of an Immediate Response Action which involves installation of a system to extract and treat contaminated groundwater (the "System"). According to its submissions to DEP, Hewlett-Packard Company is in the process of installing the System. In its purchase and sale agreement with the Company, Hewlett-Packard Company agreed to indemnify the Company against costs of remediating the Existing Groundwater Condition and claims by off-site parties for property damage, personal injury, and natural resource damages related to the Existing Groundwater Condition (the "Indemnity"). Any claim under the Indemnity is subject to the risk that the indemnifying party will lack sufficient assets to satisfy the claim. Moreover, any claim under the Indemnity may be subject to substantial defenses, including but not limited to the defense that the claim was exacerbated by the Company's development or redevelopment of the Property, as to which matters the Company has indemnified Hewlett-Packard Company. However, the Company does not believe that any such liability would have a material adverse effect on its financial condition, results of operations and liquidity.

Possible Additional Risks Associated with Investments in Subsidiaries

   The capital stock of each of Beacon Property Management Corporation, Beacon Construction Company, Inc. and Beacon Design Corporation (collectively, the "Subsidiary Corporations") is divided into two classes: voting and nonvoting common stock. Of the voting common stock, 99% is held by officers and/or directors of such Subsidiary Corporations (each of whom, as of the date of this Prospectus Supplement, is also an officer and/or director of the Company) and 1% is held by the Operating Partnership. Of the nonvoting common stock, 100% is held by the Operating Partnership. Management's 99% voting common stock represents 1% of the economic interests in each of the Subsidiary Corporations. Members of each Subsidiary Corporation's management, as the holders of 99% of the voting common stock, retain the ability to elect the board of directors of each of the Subsidiary Corporations. Although the nonvoting common stock and the voting common stock of each of the Subsidiary Corporations held by the Company represents 99% of the economic interests in such corporations, the Company is not able to elect directors. Its ability to influence the day-to-day decisions affecting these corporations may therefore be limited. As a result, the board of directors and management of each of the Subsidiary Corporations may implement business policies or decisions that would not have been implemented by persons controlled by the Company, and that are adverse to the interests of the Company or that could adversely impact the Company's results of operations. The bylaws of each of the Subsidiary Corporations require that the voting common stock in such Subsidiary Corporation be held by officers of such Subsidiary Corporation at all times and require holders of voting common stock to enter into an agreement to that effect.

                                 THE COMPANY

   The Company is a self-administered and self-managed REIT which owns a portfolio of Class A office properties and other commercial properties located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C., as well as commercial real estate development, acquisition, leasing and management businesses. Class A office properties generally are considered to be those that have excellent locations and access, attract high quality tenants, are well maintained and professionally managed, and achieve among the highest rent, occupancy and tenant retention rates within their markets. The Properties comprise approximately 18.6 million rentable square feet in the aggregate, approximately 67% of which are located in suburban office markets and approximately 33% of which are located in downtown office markets, primarily in Boston. As of March 31, 1997, the Properties were approximately 96% leased with over 1,200 tenants.


    The Company is currently experiencing a period of rapid growth. The Company has invested approximately $641 million in office properties since January 1997, increasing its interests in real estate by over 36%. The Company currently has a total market capitalization of approximately $3.0 billion. Based on information contained in Merrill Lynch & Co.'s Comparative Valuation of REITs, according to total market capitalization data as of May 16, 1997, the Company is the largest REIT focused exclusively on the office sector.


   The Company's business is conducted principally through the Operating Partnership, two subsidiary corporations and two subsidiary limited partnerships. The Company conducts third-party management operations through the Management Company and conducts third-party tenant space design services through the Design Company. Through the Management Company, the Company manages approximately 2.9 million square feet of commercial and office space owned by third parties in various locations including Boston and Springfield, Massachusetts and Chicago, Illinois. The Company conducts substantially all of the management operations for wholly-owned properties through the Management Partnership, and conducts tenant space design services for wholly-owned properties through the Design Partnership.

   The Company expects to meet short-term liquidity needs, such as normal recurring expenses, debt service requirements and required distributions to stockholders, from cash flows provided by operating activities. The Company expects to meet long-term liquidity needs, such as the costs of development, property acquisitions, scheduled debt maturities, major renovations and expansions, through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt to Market Capitalization Ratio would be 50% or less. Additionally, it is the Company's policy that Beacon Properties Corporation shall not incur indebtedness other than short-term trade, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership, its subsidiaries and affiliates.

   The Company's executive offices are located at 50 Rowes Wharf in Boston, Massachusetts 02110 and its telephone number at that location is (617) 330-1400.

                             RECENT DEVELOPMENTS

Recent Acquisitions

   Downtown Boston Office Market

   225 Franklin Street. In June 1997, the Company acquired 225 Franklin Street located in downtown Boston, Massachusetts, for aggregate consideration of approximately $280 million in cash, $71 million of which relates to the Company's recent sale of the Westlakes Office Park. The Company estimates that the aggregate purchase price for 225 Franklin Street is approximately 85% of replacement cost.

   The 225 Franklin Street Property was built in 1966 and consists of approximately 929,545 square feet of office space in a 33-story tower. The 225 Franklin Street Property has undergone an approximately $95 million renovation during the past eight years, including installation of a new electrical system, and a complete upgrade of mechanical systems, elevators, lobbies, roofs and the exterior plaza of the building. Major tenants in 225 Franklin Street include State Street Bank & Trust Company (approximately 501,000 square feet), Arthur Andersen & Co. (approximately 98,000 square feet), and AEW Capital (approximately 75,000 square feet). At March 31, 1997, the occupancy rate for 225 Franklin Street was approximately 95%.

   Suburban Chicago Office Market

   Westbrook Corporate Center. In May 1997, the Company acquired a five-building office complex located in Westchester (suburban Chicago), Illinois (the "Westbrook Corporate Center") for aggregate consideration of approximately $182.1 million (including approximately $1.6 million in expected non-recurring capital expenditures), consisting of the assumption of approximately $82 million of mortgage debt, the borrowing of approximately $24 million of additional mortgage debt, the issuance of approximately $43 million of Units and approximately $33.1 million in cash. The Company estimates that the aggregate purchase price for the Westbrook Corporate Center is approximately 90% of replacement cost. In addition, the Company has also contracted to purchase for between $3.58 million and $3.92 million (depending upon the date of acquisition) a 10-acre parcel of land suitable for development which is contiguous to the Property within twelve months of the acquisition.

   The Company has agreed to make certain tax related payments to the seller if the Company fails to maintain certain levels of nonrecourse indebtedness outstanding on the Property and/or disposes of the real estate within ten years.

   Westbrook Corporate Center consists of five 10-story office buildings comprising an aggregate of approximately 1.1 million square feet. The buildings each contain approximately 220,000 square feet and were developed between 1985 and 1996. Major tenants in the Westbrook Corporate Center include Navistar International Corporation (approximately 100,000 square feet), Ameritech (approximately 70,000 square feet), Peoplesoft (approximately 53,000 square feet), Premier Health (approximately 45,000 square feet) and SAP America (approximately 55,000 square feet). The aggregate occupancy rate for the Westbrook Corporate Center as of March 31, 1997 was approximately 88%.

   West Los Angeles Office Market

   10880 Wilshire Boulevard. In April 1997, the Company acquired the leasehold interest in 10880 Wilshire Boulevard located in Westwood, California. In connection with the acquisition, the Company also acquired the right to purchase the fee interest in the land underlying 10880 Wilshire Boulevard at fair market value in 2001. The Company acquired the leasehold interest in 10880 Wilshire Boulevard for aggregate consideration of approximately $102 million in cash (including approximately $2.2 million in expected non-recurring capital expenditures). The Company estimates that the aggregate purchase price for 10880 Wilshire Boulevard is approximately 75% of replacement cost, giving effect to the leasehold.

   The 10880 Wilshire Boulevard Property was built in 1970 and has undergone approximately $34 million of capital improvements since 1992. The Property consists of approximately 531,000 square feet in a 23-story office building. Major tenants in 10880 Wilshire Boulevard include Showtime/Viacom International Inc. (approximately 68,000 square feet), Corporate Media Partners (approximately 64,000 square feet), Oppenheimer & Co., Inc. (approximately 50,000 square feet) and Pardee Construction Company (approximately 33,000 square feet). As of March 31, 1997, the occupancy rate for 10880 Wilshire Boulevard was approximately 85%.

   The Fairfax County, Virginia Market

   Centerpointe I and II. In April 1997, the Company acquired two office properties located in Fairfax County, Virginia ("Centerpointe I and II") for aggregate consideration of approximately $55 million, consisting of approximately $25 million in cash and the assumption of $30 million of mortgage debt. The Company estimates that the aggregate purchase price for Centerpointe I and II is approximately 75% of replacement cost.

   The Centerpointe Property contains approximately 409,000 square feet and consists of (i) Centerpointe I, an 11-story office building built in 1988 and comprising approximately 204,500 square feet and (ii) Centerpointe II, an 11-story office building built in 1990 comprising approximately 204,500 square feet. The sole tenant at Centerpointe I is American Management Systems, Inc., which also occupies approximately 100,000 square feet in Centerpointe II. Other major tenants at Centerpointe II include Fujitsu Business Communications Systems, Inc. (approximately 20,000 square feet) and Liberty Mutual Insurance Company (approximately 15,000 square feet). As of March 31, 1997, the aggregate occupancy rate for Centerpointe I and II was approximately 100%.

   In connection with the acquisition of Centerpointe I and II, the Company also entered into an option/put arrangement with the sellers of Centerpointe I and II on an adjacent 7.8 acre parcel of land suitable for development. The Company believes that this parcel could support up to approximately 340,000 square feet of office space, subject to obtaining appropriate permitting.

Other Developments

   Credit Facility. In April 1997, BankBoston, N.A. ("BankBoston") increased the maximum borrowing amount under the Company's unsecured revolving Credit Facility from $300 million to $350 million. Additionally, BankBoston reduced the interest rate on the Credit Facility from the Eurodollar rate plus 175 basis points (1.75%) to the Eurodollar rate plus 120 basis points (1.20%). The Company's ability to incur borrowings under the Credit Facility is subject to satisfaction of certain financial covenants set forth therein.

   175 Wyman Street. In May 1997, the Company acquired 26.7 acres of land suitable for development and a vacant 335,000 square foot office/research and development complex located at 175 Wyman Street in Waltham (suburban Boston), Massachusetts for approximately $24.0 million. The Company plans to redevelop the Property into 400,000 square feet of Class A office space. The Company expects that such development could begin in late 1997 or early 1998.

   Sale of Westlakes Office Park. In May 1997, the Company sold the Westlakes Office Park, the Company's sole Property in the Suburban Philadelphia Office Market, for approximately $72.5 million in cash. The transaction was structured as a like-kind exchange, with the net sale proceeds utilized toward the acquisition of 225 Franklin Street.

                                  PROPERTIES

   The Company owns a portfolio of Class A office properties and other commercial properties located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C. The Properties encompass approximately 18.6 million rentable square feet. Class A office properties generally are considered to have excellent locations and access, attract high quality tenants, be well maintained and professionally managed and achieve among the highest rent, occupancy and tenant retention rates within their markets.

The Downtown Boston Office Market

   The following chart describes each of the Company's Properties located in the Downtown Boston Office Market.


                                Year Built/   Rentable Area   Company's %
Property                         Renovated    in Square Feet   Ownership
------------------------------ ------------- --------------- -------------
225 Franklin Street                 1966(c)       929,545         100%
75-101 Federal Street            1985-1988        812,000          (d)
One Post Office Square                1981        764,129          50%(e)
Center Plaza                     1966-1969        649,359          (f)
150 Federal Street                    1988        530,279         100%
Rowes Wharf                           1987        344,326          (g)
Russia Wharf                     1978-1982        314,596         100%
2 Oliver Street-147 Milk
  Street                         1982-1988        271,000         100%
175 Federal Street                    1977        203,349         100%
South Station                         1988        148,591          (h)
                                             ---------------
    Total/Weighted Average                      4,967,174
                                             ===============
                                  Average
                                   Annual     Average Annual   Occupancy
                               Base Rent (a)  Net Effective       Rate
                                   (as of        Rent (b)        (as of
Property                          3/31/97)   (as of 3/31/97)    3/31/97)
------------------------------ ------------- --------------- -------------
225 Franklin Street                $36.72         $33.09           95%
75-101 Federal Street               30.67          20.24           92%
One Post Office Square              24.29          15.46           99%
Center Plaza                        22.58          12.63           98%
150 Federal Street                  25.15          21.25          100%
Rowes Wharf                         29.89          18.56          100%
Russia Wharf                        14.22           8.09           97%
2 Oliver Street-147 Milk
  Street                            17.08          11.72           99%
175 Federal Street                  25.21          15.58           99%
South Station                       30.67          20.77          100%
                               ------------- --------------- -------------
    Total/Weighted Average         $27.13         $19.51           97%
                               ============= =============== =============

-----------------

(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

(c) The 225 Franklin Street Property has undergone an approximately $95 million renovation during the past eight years, including installation of new electrical systems, and a complete upgrade of mechanical systems, elevators, lobbies, roofs and the exterior plaza of the building.

(d) The Company holds approximately 51.6% of the common stock of BeaMetFed, Inc., a private REIT that holds the fee title to 75-101 Federal Street.

(e) The Company owns One Post Office Square with a joint venture partner. The Company has a 50% interest in and is the managing venturer of this joint venture.

(f) The Company holds a 1% general partner interest, a 75% limited partner interest and an option to purchase the remaining 24% limited partner interest in the partnership that owns the Center Plaza Property.

(g) The Company holds a 90% limited partner interest in Rowes Wharf Limited Partnership ("RWLP"). RWLP and a joint venture partner each hold a 50% general partner interest in Rowes Wharf Associates ("RWA"), the partnership that owns the hotel space and leases the office and retail space at the Rowes Wharf Property. Through its interest in RWLP, the Company owns a 45% indirect limited partner interest in RWA. The general partner of RWLP, has the authority to mortgage or sell all of RWLP's interest in Rowes Wharf without the Company's consent. The office and retail portions of the Rowes Wharf Property are subject to a ground lease which expires in 2065, subject to the Company's option to purchase.

(h) The Company owns 100% of a ground leasehold in this Property which expires in 2024, subject to the Company's right to extend for two additional 15-year periods.

The Greater Boston Suburban Office Market

   The following chart describes the Company's Properties located in the Greater Boston Suburban Office Market. The Company owns a 100% fee interest in each Property located in the Greater Boston Suburban Office Market, subject to an option to purchase Building Seventeen of the New England Executive Park Portfolio by the tenant of the Property.

                                                          Average Annual       Average Annual        Occupancy
                            Year Built/   Rentable Area    Base Rent (a)   Net Effective Rent (b)       Rate
Property                     Renovated    in Square Feet  (as of 3/31/97)     (as of 3/31/97)     (as of 3/31/97)
-------------------------- ------------- --------------- ----------------  ---------------------- ----------------
Wellesley Office Park             (c)         622,862         $24.15               $16.99               100%
Crosby Corporate Center         1996          336,000          13.37                 9.57                88%
175 Wyman Street                  (d)         335,000(d)        (d)                  (d)                  (d)
Westwood Business Centre        1985          160,400          19.55                11.34               100%
New England Executive Park
  Portfolio                       (e)         817,013          18.47                11.63                97%
                                         --------------- ----------------  ---------------------- ----------------
    Total/Weighted Average (f)              2,271,275         $19.53               $13.00                97%
                                         =============== ================  ====================== ================

--------------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

(c) The Wellesley Office Park consists of eight office buildings constructed between 1963 and 1996. The buildings in the Wellesley Office Park range in size from approximately 29,500 square feet to approximately 155,700 square feet.

(d) The 175 Wyman Street Property consists of a vacant 335,000 square foot office/research and development complex and 26.7 acres of land suitable for development. The Company plans to redevelop the Property into 400,000 square feet of Class A office space.

(e) The New England Executive Park Portfolio consists of nine of the thirteen office buildings located in the New England Executive Park. The portfolio was constructed between 1970 and 1985. The buildings in the New England Executive Park Portfolio range in size from approximately 43,000 square feet to approximately 218,000 square feet.

(f) Weighted Average excludes 175 Wyman Street.

The Cambridge Office Market

   The following chart describes each of the Company's Properties located in the Cambridge Office Market. The Company owns a 100% fee interest in each Property located in the Cambridge Office Market.


                                                         Average Annual      Average Annual           Occupancy
                           Year Built/   Rentable Area    Base Rent (a)    Net Effective Rent(b)        Rate
Property                    Renovated    in Square Feet  (as of 3/31/97)    (as of 3/31/97)        (as of 3/31/97)
------------------------- ------------- --------------- ----------------  ----------------------  ----------------
One Canal Park                   1987       100,300          $22.05              $13.99                 100%
Ten Canal Park                   1987       110,000           19.23               12.42                  92%
245 First Street            1985-1986       263,227(c)        22.34               17.46                 100%
                                        --------------- ----------------  --------------------    ----------------
 Total/Weighted Average                     473,527          $21.55              $15.55                  98%
                                        =============== ================  ====================    ================

--------------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

(c) Riverview I (which consists of approximately 109,000 square feet) and Riverview II (which consists of approximately 148,000 square feet) are connected by a four-story atrium comprising approximately 6,000 square feet.

The Central Perimeter Atlanta Office Market

   The following is a description of the buildings located in the Perimeter Center Portfolio. The Company owns a 100% fee interest in each of the Properties in the Perimeter Center Portfolio.

                                                                     Average Annual
                                       Year Built/   Rentable Area   Base Rent (a)
Property                                Renovated   in Square Feet  (as of 3/31/97)
--------                               -----------  ---------------  ----------------
North Terraces                            1984           492,845         $20.42
South Terraces                            1986           494,513          20.33
8,10,12,14,16 Perimeter Center East       1970            64,998          14.62
20,22,24,26 Perimeter Center East         1973            69,727          15.11
28,30,32 Perimeter Center East            1974           104,816          13.36
41 Perimeter Center East                  1974            92,021          15.33
47 Perimeter Center East                  1974            92,021          15.17
50 Perimeter Center East                  1981             6,300           6.62
53 Perimeter Center East                  1972            90,505          15.69
56 Perimeter Center East                  1977            93,625          15.72
64 Perimeter Center East                  1971           183,037           5.34
64A Perimeter Center East                 1985           372,498          20.36
70,72,74,76 Perimeter Center East         1972            61,932          15.91
125 Perimeter Center West                 1972           223,059           4.10
219 Perimeter Center Parkway              1979           127,697          15.77
223 Perimeter Center Parkway              1978           127,823          16.50
245 Perimeter Center Parkway              1981           229,217          17.89
301 Perimeter Center North                1982           151,416          18.47
303 Perimeter Center North                1989           162,256          20.76
Park Place Shopping Center                1979            61,830          16.32
                                                   ---------------  ----------------
    Total/Weighted Average                             3,302,136         $16.69
                                                   ===============  ================

                                         Average
                                         Annual
                                      Net Effective
                                        Rent (b)        Occupancy
                                         (as of           Rate
Property                                3/31/97)     (as of 3/31/97)
--------                              -------------  ---------------
North Terraces                           $14.06            95%
South Terraces                            13.38            92%
8,10,12,14,16 Perimeter Center East        9.67            92%
20,22,24,26 Perimeter Center East          9.68            89%
28,30,32 Perimeter Center East             8.59            96%
41 Perimeter Center East                   9.98            98%
47 Perimeter Center East                   9.81            90%
50 Perimeter Center East                   6.62           100%
53 Perimeter Center East                  11.05            94%
56 Perimeter Center East                   8.56            87%
64 Perimeter Center East                   2.38           100%
64A Perimeter Center East                 17.39           100%
70,72,74,76 Perimeter Center East         10.68            97%
125 Perimeter Center West                  3.07           100%
219 Perimeter Center Parkway              11.39            94%
223 Perimeter Center Parkway              11.43           100%
245 Perimeter Center Parkway              11.36           100%
301 Perimeter Center North                12.25           100%
303 Perimeter Center North                14.70           100%
Park Place Shopping Center                12.96           100%
                                     -------------  --------------
    Total/Weighted Average               $11.58            96%
                                     =============  ==============

-------------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

The Arlington County, Virginia Market

   The following chart describes each of the Company's Properties located in the Arlington County, Virginia Market.

                                                                               Average Annual   Average Annual    Occupancy
                                                                                Base Rent (a)    Net Effective      Rate
                                Year Built/   Rentable Area   Company's %          (as of          Rent (b)        (as of
Property                         Renovated   in Square Feet    Ownership          3/31/97)      (as of 3/31/97)   3/31/97)
--------                        ----------- ---------------  -------------     ------------    ---------------  -------------
Polk and Taylor Buildings(c)       1970           890,000          10%(d)          $23.77            $19.23           100%
1300 North 17th Street             1980           372,865         100%              24.24             17.13            98%
1616 North Ft. Myer Drive          1974           292,826         100%              23.07             15.45           100%
                                            ---------------                    -------------    ---------------  ------------
    Total/Weighted
      Average                                   1,555,691                          $23.75            $18.02           100%
                                            ===============                    =============    ===============  ============

------------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

(c) The Polk and Taylor Buildings are comprised of two buildings commonly known as the James K. Polk Building (National Center 2) and the Zachary Taylor Building (National Center 3), numbered 2521 and 2531 Jefferson Davis Highway, respectively.

(d) The Company holds a 10% general and limited partner interest in the partnership that owns the Property.

The Fairfax County, Virginia Market

   The following chart describes each of the Company's Properties located in the Fairfax County, Virginia Market. The Company owns a 100% fee interest in each Property located in the Fairfax County, Virginia Market.

                                                        Average Annual      Average Annual         Occupancy
                          Year Built/   Rentable Area    Base Rent (a)    Net Effective Rent (b)      Rate
Property                   Renovated    in Square Feet  (as of 3/31/97)    (as of 3/31/97)       (as of 3/31/97)
---------                 ----------- --------------- ----------------  --------------------    ----------------
John Marshall I               1981         261,364          $18.26              $15.85                 100%
E.J. Randolph                 1983         164,677           20.99               15.23                  99%
Northridge I                  1988         124,319           25.96               19.34                 100%
Centerpointe I and II         1988-1990    408,962(c)        16.26               12.86                 100%
                                           -------          ------              ------                 ---
    Total/Weighted
     Average                               959,322          $18.88              $14.92                 100%
                                           =======          ======              ======                 ===

--------------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

(c) Centerpointe I and Centerpointe II each consist of 204,481 square feet.

Washington, D.C. Office Market

   1333 H Street, N.W. 1333 H Street N.W. is an 11-story office property comprising approximately 239,000 square feet, approximately 205,000 of which was built in 1982. The Company owns a 100% fee interest in the Property. As of March 31, 1997, the average annual Base Rent per square foot and average annual Net Effective Rent per square foot for the 1333 H Street, N.W. Property were $27.38 and $20.20, respectively. As of March 31, 1997, the Property was approximately 90% leased.

Suburban Chicago Office Market

   The following chart describes each of the Company's Properties located in the Suburban Chicago Office Market. The Company owns a 100% fee interest in each Property located in the Suburban Chicago Office Market.

                                                          Average Annual       Average Annual         Occupancy
                            Year Built/   Rentable Area   Base Rent (a)    Net Effective Rent (b)       Rate
Property                     Renovated   in Square Feet  (as of 3/31/97)      (as of 3/31/97)     (as of 3/31/97)
 -------------------------------------- ---------------  ----------------  ---------------------- ----------------
Westbrook Corporate
  Center                     1985-1996      1,106,000         $23.76              $17.62                88%
AT&T Plaza                     1984           225,318          20.80               14.16                98%
Tri-State International        1986           548,000          22.29               15.62                81%
Presidents Plaza             1980-1982        791,000          19.44               12.16                91%
                                            ---------         ------              ------                ---
    Total/Weighted
     Average                                2,670,318         $21.93              $15.30                88%
                                            =========         ======              ======                ===

----------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

The West Los Angeles Office Market

   The following chart describes each of the Company's Properties located in the West Los Angeles Office Market. The Company owns a 100% fee interest in the 10960 Wilshire Boulevard Property. The Company also holds a ground leasehold interest in 10880 Wilshire Boulevard which expires in 2068. The Company has an option to purchase the ground under 10880 Wilshire Boulevard at fair market value in 2001.

                                                          Average Annual      Average Annual        Occupancy
                          Year Built/    Rentable Area    Base Rent (a)   Net Effective Rent (b)       Rate
Property                   Renovated     in Square Feet  (as of 3/31/97)      (as of 3/31/97)    (as of 3/31/97)
--------                  ----------- ----------------  ----------------  ---------------------- ---------------
10960 Wilshire Boulevard   1971/1992         543,804          $24.70              $18.52                89%
10880 Wilshire Boulevard   1970/1992         531,176           20.98               16.39                85%
                                           ---------          ------              ------                ---
    Total/Weighted
     Average                               1,074,980          $22.86              $17.47                87%
                                           =========          ======              ======                ===

-------------
(a) Base Rent is gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

(b) Net Effective Rent is Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalations, less total operating expenses and real estate taxes.

Silicon Valley Office/R&D Market

   The following chart describes each of the Company's Properties located in the Silicon Valley Office/R&D Market. The Company owns a 100% fee interest in each Property located in the Silicon Valley Office/R&D Market.

                                                                                 Average Annual
                                                             Average Annual       Net Rent, as       Occupancy
                              Year Built/   Rentable Area     Net Rent (a)        adjusted (b)          Rate
Property                       Renovated    in Square Feet  (as of 3/31/97)      (as of 3/31/97)  (as of 3/31/97)
--------                    ------------- ---------------- ----------------     --------------------------------
Shoreline Technology Park      1985-1991        726,500          $17.84              $18.77             100%
Lake Marriott Business Park      1981           400,000            9.80               10.78             100%
                                              ---------          ------              ------             ---
    Total/Weighted
     Average                                  1,126,500          $14.98              $15.94             100%
                                              =========          ======              ======             ===

------------
(a) Shoreline Technology Park and substantially all of the Lake Marriott Business Park are leased pursuant to triple net leases.

(b) Net rent, as adjusted on a straight-line basis to take into effect periodic increases in net rent.

Lease Expirations

   The following tables set forth lease expirations (in square feet) for the Company's Properties by market area.



                                                            Lease Expiration--All Properties
                                              -------------------------------------------------------------
                                                  4/1/97
                                                    to
Market Area                                      12/31/97         1998            1999            2000
-----------                                   --------------  --------------  -----------     ------------
Downtown Boston             square feet (a)        335,281         396,883        445,637         508,635
                            % sq. ft. (b)              6.8%            8.0%           9.0%           10.2%
                            annual rent (c)      8,477,354      12,109,174     12,027,613      14,854,012
                            psf (d)            $     25.28     $     30.51    $     26.99     $     29.20
                            tenants (e)                 59              66             66              73

Suburban Boston             square feet (a)        362,090         209,018        190,002         190,133
                            % sq. ft (b)              18.6%           10.7%           9.8%            9.8%
                            annual rent (c)      7,049,338       4,382,611      3,537,454       4,199,168
                            psf (d)            $     19.47     $     20.97    $     18.62     $     22.09
                            tenants (e)                 43              37             28              31

Cambridge                   square feet (a)              0           3,499          1,411           6,320
                            % sq. ft (b)               0.0%            0.7%           0.3%            1.3%
                            annual rent (c)              0         127,832         31,606          83,269
                            psf (d)            $      0.00     $     36.53    $     22.40     $     13.18
                            tenants (e)                  0               1              1               1

Central Perimeter Atlanta   square feet (a)        203,288         322,297        683,032         338,688
                            % sq. ft (b)               6.2%            9.8%          20.7%           10.3%
                            annual rent (c)      4,038,636       5,239,779     13,083,036       6,753,225
                            psf (d)            $     19.87     $     16.26    $     19.15     $     19.94
                            tenants (e)                 44              52             61              36

Arlington County, VA        square feet (a)        899,368          25,910          5,672         137,494
                            % sq. ft (b)              57.8%            1.7%           0.4%            8.8%
                            annual rent (c)     17,970,646         656,494        133,333       3,724,838
                            psf (d)            $     19.98     $     25.34    $     23.51     $     27.09
                            tenants (e)                 10               5              2              10

Fairfax County, VA          square feet (a)         28,712          19,267         32,151         142,193
                            % sq. ft (b)               3.0%            2.0%           3.4%           14.8%
                            annual rent (c)        566,135         376,057        697,328       3,663,117
                            psf (d)            $     19.72     $     19.52    $     21.69     $     25.76
                            tenants (e)                  4               6              4               3

Washington, D.C             square feet (a)          4,004           4,045          2,945           8,835
                            % sq. ft (b)               1.7%            1.7%           1.2%            3.7%
                            annual rent (c)        111,880         115,428         80,988         243,846
                            psf (d)            $     27.94     $     28.54    $     27.50     $     27.60
                            tenants (e)                  4               3              1               3

Suburban Chicago            square feet (a)        209,706         188,329        243,476         391,197
                            % sq. ft (b)               7.9%            7.1%           9.1%           14.6%
                            annual rent (c)      4,681,333       4,463,383      6,391,508      10,992,740
                            psf (d)            $     22.32     $     23.70    $     26.25     $     28.10
                            tenants (e)                 32              30             33              34

West Los Angeles            square feet (a)         23,922          10,197         31,940         211,921
                            % sq. ft (b)               2.2%            0.9%           3.0%           19.7%
                            annual rent (c)        585,840         292,711        879,116       5,846,260
                            psf (d)            $     24.49     $     28.71    $     27.52     $     27.59
                            tenants (e)                  1               3              8              24

Silicon Valley              square feet (a)         60,548           9,465         24,548         509,320
                            % sq. ft (b)               5.4%            0.8%           2.2%           45.2%
                            annual rent (c)        938,578         133,634        241,383       7,991,481
                            psf (d)            $     15.50     $     14.12    $      9.83     $     15.69
                            tenants (e)                  2               2              3               7

Total Properties            square feet (a)      2,126,919       1,188,910      1,660,814       2,444,736
                            % sq. ft (b)              11.6%            6.5%           9.1%           13.4%
                            annual rent (c)     44,419,740      27,897,103     37,103,365      58,351,956
                            psf (d)            $     20.88     $     23.46    $     22.34     $     23.87
                            tenants (e)                199             205            207             222



                                                                                                 2005 &
Market Area                        2001            2002           2003            2004           beyond
-----------                    -----------     ------------  --------------  --------------  --------------
Downtown Boston                    799,235         532,630         181,277        166,822        1,462,473
                                      16.1%           10.7%            3.7%           3.4%            29.5%
                                26,594,110      16,917,932       5,239,978      5,082,611       60,670,154
                               $     33.27     $     31.76     $     28.91    $     30.47     $      41.48
                                        50              32              10             12               27

Suburban Boston                    171,619         107,875          53,521        101,431          497,760
                                       8.8%            5.5%            2.7%           5.2%            25.6%
                                 4,011,922       2,879,242       1,328,737      2,227,000       11,093,598
                               $     23.38     $     26.69     $     24.83    $     21.96     $      22.29
                                        30              15               4              4                8

Cambridge                          315,964         107,667          28,000              0                0
                                      66.6%           22.7%            5.9%           0.0%             0.0%
                                 8,165,274       2,480,979         709,712              0                0
                               $     25.84     $     23.04     $     25.35    $      0.00     $       0.00
                                         4               2               1              0                0

Central Perimeter Atlanta          857,195         136,800          28,815        227,031          386,990
                                      26.0%            4.1%            0.9%           6.9%            11.7%
                                15,506,948       3,205,680         620,005      1,092,801        9,429,272
                               $     18.09     $     23.43     $     21.52    $      4.81     $      24.37
                                        44              12               4              3                4

Arlington County, VA               163,407          78,191          84,134         28,794          126,642
                                      10.5%            5.0%            5.4%           1.9%             8.1%
                                 4,251,212       1,776,035       2,198,780        823,826        3,511,418
                               $     26.02     $     22.71     $     26.13    $     28.61     $      27.73
                                         6               5               4              2                4

Fairfax County, VA                  67,276          42,925               0         68,821          554,769
                                       7.0%            4.5%            0.0%           7.2%            57.9%
                                 1,699,802         887,602               0      1,705,126       13,047,924
                               $     25.27     $     20.68     $      0.00    $     24.78     $      23.52
                                         7               7               0              2                5

Washington, D.C                      5,852          65,154          14,708              0          108,536
                                       2.5%           27.3%            6.2%           0.0%            45.5%
                                   161,524       1,980,893         461,684              0        3,660,672
                               $     27.60     $     30.40     $     31.39    $      0.00     $      33.73
                                         2               4               1              0                2

Suburban Chicago                   343,964         192,495         205,240         75,009          527,237
                                      12.9%            7.2%            7.7%           2.8%            19.7%
                                 9,021,973       5,080,709       5,114,752      1,998,064       15,168,175
                               $     26.23     $     26.39     $     24.92    $     26.64     $      28.77
                                        36              18              12              5               19

West Los Angeles                   141,610         203,195          34,801         93,707          185,152
                                      13.2%           18.9%            3.2%           8.7%            17.2%
                                 4,165,446       6,381,888       1,134,632      3,041,886        6,256,648
                               $     29.41     $     31.41     $     32.60    $     32.46     $      33.79
                                        19              10               3              3                5

Silicon Valley                     205,932               0               0              0          314,997
                                      18.3%            0.0%            0.0%           0.0%            28.0%
                                 3,554,326               0               0              0        5,967,949
                               $     17.26     $      0.00     $      0.00    $      0.00     $      18.95
                                         1               0               0              0                2

Total Properties                 3,072,054       1,466,932         630,496        761,615        4,164,556
                                      16.8%            8.0%            3.4%           4.2%            22.7%
                                77,132,537      41,590,960      16,808,280     15,971,314      128,805,810
                               $     25.11     $     28.35     $     26.66    $     20.97     $      30.93
                                       199             105              39             31               76

-----------------
(a) Total area in square feet covered by such leases

(b) Percentage of total square feet represented by such leases

(c) Annualized expiring base rental income represented by such leases in the year of expiration plus 1996 tenant payments on account of real estate tax and operating expense escalations, except leases with CPI increases in lieu of expense recoveries (amounts in dollars)

(d) Calculated as annual rent divided by square feet

(e) The number of tenants whose leases will expire

                               USE OF PROCEEDS


   The net cash proceeds to the Company from the sale of the Series A Preferred Stock offered hereby, after deduction of estimated expenses of the Offering, are estimated to be approximately $193.5 million (approximately $222.5 million if the Underwriters' over-allotment option is exercised in full). The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Series A Preferred Stock to the Operating Partnership in exchange for 8.98% Series A Preferred Units in the Operating Partnership, the economic terms of which will be substantially identical to the Series A Preferred Stock. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series A Preferred Stock) prior to any distribution of cash or assets to the holders of Units or to the holders of any other interest in the Operating Partnership, except for any other series or preference Units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualifications as a REIT.


   The Company intends to apply the net proceeds of the Offering to repay amounts drawn under the Credit Facility to acquire the Recent Acquisitions. All outstanding borrowings under the Credit Facility mature in March 2000 and generally bear interest, at the Company's option, at either (i) the higher of
(x) BankBoston's base interest rate and (y) one-half of one percent (1/2%) above the overnight federal funds effective rate or (ii) the Eurodollar rate plus 120 basis points (1.20%). No prepayment penalties are required in connection with the repayment of the Credit Facility.

             PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY


   The Company's Common Stock trades on the NYSE under the symbol "BCN." On June 10, 1997, the reported closing sale price per share of Common Stock on the NYSE was $31 and there were approximately 454 holders of record of the Company's Common Stock. The following table sets forth the quarterly high and low closing sales prices per share of the Common Stock reported on the NYSE and the distributions paid by the Company with respect to each such period.

             Quarter Ended               High     Low       Distributions
             -------------             -------  -------   ----------------
March 31, 1995                         $20      $17-1/2         $.40
June 30, 1995                          $21-1/8  $19-1/4         $.42
September 30, 1995                     $21-3/4  $19-7/8         $.42
December 31, 1995                      $23      $20-1/8         $.42
March 31, 1996                         $26-5/8  $22-5/8         $.42
June 30, 1996                          $26-1/4  $24-1/4         $.4625
September 30, 1996                     $29      $24-3/4         $.4625
December 31, 1996                      $37      $28-3/4         $.4625
March 31, 1997                         $36-3/8  $33-1/8         $.4625
June 30, 1997 (through June 10, 1997)   $33-5/8  $29-7/8          N/A


   The Company pays a quarterly distribution on its Common Stock of $.4625 per share, which on an annualized basis, is equal to an annual distribution of $1.85 per share of Common Stock. Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the United States Code and such other factors as the Board of Directors deems relevant. There can be no assurance that any such distributions will be made by the Company.

   Distributions by the Company to the extent of its current and accumulated earnings and profits for Federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares.

   The Company has adopted a dividend reinvestment program under which holders of Common Stock may elect automatically to reinvest dividends in additional Common Stock. The Company may, from time to time, repurchase Common Stock in the open market for purposes of fulfilling its obligations under this dividend reinvestment program or may elect to issue additional Common Stock.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company on an historical basis as of March 31, 1997, and for the Company as adjusted to give effect to the issuance of the shares of Series A Preferred Stock in the Offering and the application of the net proceeds from the Offering, the Company's April 1997 Common Stock offering and application of the net proceeds therefrom, acquisitions and sale of Properties and related sources and uses of funds for the period subsequent to March 31, 1997 to the date hereof, as if all had occurred on March 31, 1997. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the summary and selected financial information presented elsewhere in this Prospectus Supplement and the Consolidated Financial Statements and notes thereto incorporated by reference into the accompanying Prospectus.


                                                      Historical   As Adjusted(1)
                                                    -------------  --------------
                                                            (in thousands)

DEBT:
 Credit Facility                                      $  153,000     $  139,525
 Mortgage Notes Payable                                  451,862        587,862
  Total Debt                                             604,862        727,387
MINORITY INTEREST:                                       108,509        151,438
STOCKHOLDERS' EQUITY:
 Preferred Stock, $0.01 par value;
   25,000,000 shares authorized; 8,000,000
   shares of Series A Cumulative
   Redeemable Preferred Stock with an aggregate
   liquidation preference of $200.0
   million issued and outstanding on an
   adjusted basis                                             --             80
 Common Stock, $0.01 par value; 100,000,000
  shares authorized; 48,237,322 shares
  issued and outstanding (55,237,322 shares on
  an as adjusted basis)                                      482            552
 Excess Stock, $0.01 par value; 50,000,000 shares
   authorized; none issued and outstanding                    --             --
 Additional paid-in capital                            1,025,803      1,430,511
 Cumulative net income                                    78,067         94,572
 Cumulative dividends                                   (105,747)      (105,747)
                                                      ----------     ----------
    Total stockholders' equity                           998,605      1,419,968
                                                      ----------     ----------
    Total capitalization                              $1,711,976     $2,298,793
                                                      ==========     ==========


------------
(1) Does not include (i) 7,647,934 shares of Common Stock reserved for issuance upon possible redemption of a like number of Units and (ii) 5,131,542 shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and dividend reinvestment plan.

                        SELECTED FINANCIAL INFORMATION

   The following table sets forth selected financial and operating information for the Company and on a combined historical basis for the Company and the Predecessor. The consolidated results of operations for the three months ended March 31, 1997 and 1996 have been derived from unaudited financial statements. The consolidated results of operations of the Company for the years ended December 31, 1996 and 1995 and for the period May 26, 1994 to December 31, 1994, the combined results of operations of the Predecessor for the period January 1, 1994 to May 25, 1994 and the combined historical operating information of the Predecessor for the years ended December 31, 1993 and 1992 have been derived from the financial statements audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect to the years 1992 through 1996 is incorporated by reference into the accompanying Prospectus.

    The unaudited selected pro forma financial and operating information is presented as if the issuance of the shares of Series A Preferred Stock in the Offering and the application of the net proceeds therefrom, the Company's April 1997 Common Stock offering and application of the net proceeds therefrom, acquisitions and sale of Properties and related sources and uses of funds for the period subsequent to March 31, 1997 to the date hereof, had occurred as of the beginning of the period. The pro forma financial information is not necessarily indicative of what the results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                          Beacon Properties Corporation
                         Selected Financial Information

                                                                 Company
                                   --------------------------------------------------------------------
                                     Pro Forma
                                    Three Months   Three Months   Three Months             For the Year
                                       Ended          Ended          Ended      Pro Forma     Ended
                                   March 31, 1997 March 31, 1997 March 31, 1996    1996    December 31,
                                    (unaudited)    (unaudited)    (unaudited)  (unaudited)     1996
                                   -------------- -------------- -------------- ---------- ------------
                                             (dollars in thousands, except per share amounts)

OPERATING INFORMATION:
Revenues:
 Rental income                        $80,440        $63,601        $26,920      $296,758    $147,825
 Management fees                          821            821            750         3,005       3,005
 Recoveries from tenants                9,859          8,351          3,245        37,555      16,719
 Mortgage interest income               1,372          1,372            958         5,581       4,970
 Other income                           2,450          2,575          1,795        17,285      11,272
                                   -------------- -------------- --------------  --------- ------------
   Total revenues                      94,942         76,720         33,668       360,184     183,791
                                   -------------- -------------- --------------  --------- ------------
Expenses:
 Property expenses                     17,956         14,531          6,896        71,583      37,211
 Real estate taxes                     10,531          8,334          3,517        37,323      18,124
 General and administrative             8,679          8,627          3,589        25,202      19,331
 Mortgage interest expense             13,442         11,022          6,344        53,372      30,300
 Interest--amortization of
   financing costs                        477            477            561         2,099       2,084
 Depreciation and
   amortization                        18,248         14,214          5,862        70,869      33,184
                                   -------------- -------------- --------------  --------- ------------
   Total expenses                      69,333         57,205         26,769       260,448     140,234
                                   -------------- -------------- --------------  --------- ------------
Income (loss) from operations          25,609         19,515          6,899        99,736      43,557
Equity (loss) in joint ventures
  and corporations(1)                   1,439          1,439          1,407         4,989       4,989
                                   -------------- -------------- --------------  --------- ------------
Income (loss) from continuing
  operations                           27,048         20,954          8,306       104,725      48,546
Discontinued operations-
  Construction Company:
 Income (loss) from  operations          (586)          (586)          (407)       (2,609)     (2,609)
 Loss on sale                              --             --             --          (249)       (249)
Gain on sale--Westlakes Office
  Park                                     --             --             --        16,505          --
                                   -------------- -------------- --------------  --------- ------------
Income (loss) before minority
  interest                             26,462         20,368          7,899       118,372      45,688
Minority interest in loss of
  combined partnerships                                   --             --                        --
Minority interest in Operating
  Partnership                          (2,672)        (2,348)        (1,227)      (12,212)     (5,988)
                                   -------------- -------------- --------------  --------- ------------
Income (loss) before
  extraordinary items                  23,790         18,020          6,672       106,160      39,700
Series A Preferred dividends           (4,490)            --             --       (17,960)         --
                                   -------------- -------------- --------------  --------- ------------
Income available for Common
  Stock before extraordinary
  items                                19,300         18,020          6,672        88,200      39,700
                                   ============== ============== ==============  ========= ============
Extraordinary items, net of
  minority interest                                       --         (1,678)                   (3,368)
                                                  -------------- --------------            ------------
Net income (loss)(2)                                 $18,020        $ 4,994                  $ 36,332
                                                  ============== ==============            ============


                                             Company                          Predecessor
                                  -----------------------------  ------------------------------------
                                                  For the Period
                                    For the Year   May 26, 1994  For the Period
                                       Ended            to         January 1,         Years Ended
                                    December 31,   December 31,     1994 to          December 31,
                                        1995           1994       May 25, 1994     1993        1992
                                   -------------- -------------- --------------  --------- ------------
OPERATING INFORMATION:                                                   (dollars in thousands)
Revenues:
 Rental income                        $71,050        $25,144         $ 5,776     $14,315     $11,406
 Management fees                        2,203             --          1,521        3,533       3,331
 Recoveries from tenants                9,742          4,488          1,040        2,349       1,989
 Mortgage interest income               2,546             --             --           --          --
 Other income                           5,502          2,301            675        2,176       2,003
                                   -------------- -------------- --------------  --------- ------------
   Total revenues                      91,043         31,933          9,012       22,373      18,729
                                   -------------- -------------- --------------  --------- ------------
Expenses:
 Property expenses                     18,090          7,034          2,086        4,580       4,522
 Real estate taxes                     10,217          3,325            595        1,354       1,204
 General and administrative             9,755          3,122          1,399        4,357       4,658
 Mortgage interest expense             15,226          4,992          2,798        7,650       7,203
 Interest--amortization of
   financing costs                      1,370            617            373          192         138
 Depreciation and
   amortization                        17,428          6,924          2,385        5,577       5,505
                                   -------------- -------------- --------------  --------- ------------
   Total expenses                      72,086         26,014          9,636       23,710      23,230
                                   -------------- -------------- --------------  --------- ------------
Income (loss) from operations          18,957          5,919           (624)      (1,337)     (4,501)
Equity (loss) in joint ventures
  and corporations(1)                   3,234            929            198       (5,953)     (1,544)
                                   -------------- -------------- --------------  --------- ------------
Income (loss) from continuing
  operations                           22,191          6,848           (426)      (7,290)     (6,045)
Discontinued operations-
  Construction Company:
 Income (loss) from  operations           (12)           477            102          440         136
 Loss on sale                              --             --             --           --          --
Gain on sale--Westlakes Office
  Park                                     --             --
                                   -------------- -------------- --------------  --------- ------------
Income (loss) before minority
  interest                             22,179          7,325           (324)      (6,850)     (5,909)
Minority interest in loss of
  combined partnerships                    --             --            931        1,539       2,656
Minority interest in Operating
  Partnership                          (4,119)        (1,670)            --           --          --
                                   -------------- -------------- --------------  --------- ------------
Income (loss) before
  extraordinary items                  18,060          5,655            607       (5,311)     (3,253)
Series A Preferred dividends               --             --             --           --          --
                                   -------------- -------------- --------------  --------- ------------
Income available for Common
  Stock before extraordinary
  items                                18,060          5,655            607       (5,311)     (3,253)
                                   ============== ==============
Extraordinary items, net of
  minority interest                        --             --          8,898        1,554          --
                                   -------------- -------------- --------------  --------- ------------
Net income (loss)(2)                  $18,060       $  5,655        $ 9,505      $(3,757)    $(3,253)
                                   ============== ============== ==============  ========= ============

                          Beacon Properties Corporation
                         Selected Financial Information

                                                                Company
                                 ---------------------------------------------------------------------
                                   Pro Forma
                                  Three Months   Three Months   Three Months              For the Year
                                     Ended          Ended          Ended       Pro Forma     Ended
                                 March 31, 1997 March 31, 1997 March 31, 1996    1996     December 31,
                                  (unaudited)    (unaudited)    (unaudited)   (unaudited)     1996
                                 -------------- -------------- -------------- ----------- -------------
                                           (dollars in thousands, except per share amounts)

Per Share of Common Stock data:
 Income from continuing
   operations                     $      0.36    $      0.38    $      0.32   $      1.39 $       1.41
 Discontinued operations:
 Income (loss) from
   operations--Construction
   Company                        $     (0.01)   $     (0.01)   $     (0.02)  $     (0.04) $     (0.08)
 Gain (loss) on sale              $     --       $     --       $     --      $      0.26  $     (0.01)
 Income before  extraordinary
  items                           $      0.35    $      0.37    $      0.30   $      1.60  $      1.32
 Extraordinary items                             $     --       $     (0.07)               $     (0.11)
 Net income                                      $      0.37    $      0.23                $      1.21
 Cash dividends declared                         $     .4625    $       .42                $     1.765
 Cash dividends paid                             $     .4625    $       .42                $     1.765
 Weighted average common
   shares outstanding              55,237,322     48,156,877     22,074,715    55,237,322   29,932,327
BALANCE SHEET
 INFORMATION:
 Real estate before
   accumulated depreciation       $ 2,282,814    $ 1,696,439    $   818,195                $ 1,691,530
 Total assets                       2,358,430      1,770,848        929,579                  1,779,412
 Mortgage debt                        587,862        451,862        403,378                    452,212
 Note Payable, Credit  Facility       139,525        153,000             --                    153,000
 Total liabilities                    787,024        663,734        449,677                    671,711
 Total equity (deficit)             1,419,968        998,605        429,854                    999,150
OTHER INFORMATION:
   Funds from Operations (FFO)
    before minority interest (3)   $   45,716    $    35,588    $    14,715   $   176,769  $    83,154
   Company Funds from
    Operations (3)                     36,213         31,485         12,428       139,498       72,253
   Cash flow provided by
    (used by):
    Operating activities                              28,408         18,462           --        91,682
    Investing activities                             (28,303)      (332,127)          --    (1,097,753)
    Financing activities                             (22,035)       365,242           --     1,037,656
Ratio of EBITDA to interest
    expense (4)(7)                       4.08           3.87           2.94          4.27         3.33
   Ratio of EBITDA to Fixed
    Charges and Preferred Stock
    Dividends (5)(7)                     2.99           3.59           2.62          3.10         2.95
   Ratio of Earnings to Fixed
    Charges and Preferred Stock
    Dividends (6)(7)                     2.10           2.54           1.93          2.05         2.17
--------------
(1) Including deductions for
     Depreciation and
     amortization                  $   1,006     $    1,006     $      954   $     4,033   $    4,033
(2) Company share of
     Operating Partnership             87.84%         88.47%         84.46%        87.84%       86.89%




                                           Company                          Predecessor
                                 -------------------------------   ----------------------------------
                                  For the Year    For the Period   For the Period
                                     Ended       May 26, 1994 to     January 1,         Years Ended
                                  December 31,     December 31,       1994 to          December 31,
                                      1995             1994         May 25, 1994     1993        1992
                                  -------------  ---------------   ---------------   -----------------
                                                                         (dollars in thousands)
Per Share of Common Stock data:
 Income from continuing
   operations                    $      1.09      $      0.45               --           --          --
 Discontinued operations:
 Income (loss) from
   operations--Construction
   Company                       $     (0.00)     $      0.03               --           --          --
 Gain (loss) on sale                      --               --               --           --          --
 Income before  extraordinary
  items                          $      1.09      $      0.48               --           --          --
 Extraordinary items                     --                --               --           --          --
 Net income                      $      1.09      $      0.48               --           --          --
 Cash dividends declared         $      1.24      $      0.96               --           --          --
 Cash dividends paid             $      1.64      $      0.56               --           --          --
 Weighted average common
   shares outstanding             16,525,245       11,816,380               --           --          --
BALANCE SHEET
 INFORMATION:
 Real estate before
   accumulated depreciation      $   471,142      $   400,419         $ 82,198     $ 81,220    $ 78,580
 Total assets                        534,797          400,861           77,470       85,497      93,327
 Mortgage debt                        70,536           90,936           69,240       87,091      86,610
 Note Payable, Credit  Facility      130,500          130,300               --           --          --
 Total liabilities                   239,013          261,100          129,836      143,451     142,015
 Total equity (deficit)              258,822          102,038          (52,366)     (57,954)    (48,688)
OTHER INFORMATION:
   Funds from Operations (FFO)
    before minority interest (3) $    41,913      $    17,262
   Company Funds from
    Operations (3)                    34,083           13,351
   Cash flow provided by (used by):
    Operating activities              32,518           12,378              241        5,408      10,069
    Investing activities            (145,750)        (234,674)          (1,102)      (9,890)     (2,091)
    Financing activities             102,636          237,393             (716)        (830)     (3,983)
   Ratio of EBITDA to interest
    expense (4)(7)                      3.30             2.96
   Ratio of EBITDA to Fixed
    Charges and Preferred Stock
    Dividends (5)(7)                    2.92             2.54
   Ratio of Earnings to Fixed
    Charges and Preferred Stock
    Dividends (6)(7)                    2.02             1.62
----------------
    (1) Including deductions for
         Depreciation and
         amortization            $     2,306      $     3,013
    (2) Company share of
         Operating
          Partnership                  81.31%           77.20%

(3) The Company believes that to facilitate a clear understanding of the operating results of the Company, Funds from Operations ("FFO") should be examined in conjunction with net income. The definition of FFO was clarified in the NAREIT White Paper, adopted by the NAREIT Board of Governors on March 3, 1995, as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (in each case only real estate related assets), and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO should not be considered as a substitute for net income as an indication of the Company's performance or as a substitute for cash flow as a measure of its liquidity. The Company's method of calculating FFO may be different from methods used by other REITs. The following table reconciles pro forma net income for the Company to pro forma FFO for the three months ended March 31, 1997:



                                                                Pro Forma           Pro Forma
                                                            Three Months Ended     Year Ended
                                                              March 31, 1997   December 31, 1996
                                                               (unaudited)         (unaudited)
                                                            ------------------  -----------------
                                                                       (in thousands)
    Income before minority interest and extraordinary item       $26,462            $118,372
    Add consolidated properties:
      Depreciation and amortization                               18,248              70,869
    Add joint ventures properties:
      Depreciation and amortization                                1,006               4,033
    Less net gain on sale of assets                                   --             (16,505)
                                                            ------------------  -----------------
    Funds from operations before minority interest                45,716             176,769
    Less Series A Preferred Unit Distributions                    (4,490)            (17,960)
                                                            ------------------  -----------------
    Available for allocation                                      41,226             158,809
    Company share of Operating Partnership before Series A
      Preferred Units                                              87.84%              87.84%
                                                            ------------------  -----------------
    FFO available for common shares                              $36,213            $139,498
                                                            ==================  =================


(4) For purposes of computing the ratio of EBITDA to interest expense, EBITDA represents earnings before interest, taxes, depreciation and amortization. Interest expense includes the Company's pro rata share of joint venture interest expense.

(5) For purposes of computing the ratio of EBITDA to fixed charges and preferred stock dividends, EBITDA represents earnings before interest, taxes, depreciation and amortization. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized and including the Company's pro rata share of joint venture interest expense, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.

(6) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before minority interest. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.

(7) EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of operating performance; and (iii) is not an alternative to cash flows as a measure of liquidity. The Company's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Company's method of calculating EBITDA may be different from the methods used by other REITs.

                   DESCRIPTION OF SERIES A PREFERRED STOCK

   This description of the particular terms of the Series A Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Stock set forth in the accompanying Prospectus, to which description reference is hereby made.

General

   The Company is authorized to issue up to 25 million shares of Preferred Stock in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Directors of the Company may determine by adoption of an amendment of the Company's Articles of Incorporation, as amended (the "Articles"), without any further vote or action by the Company's stockholders. See "Description of Preferred Stock" in the accompanying Prospectus. The Series A Preferred Stock is a series of the Company's Preferred Stock.

   The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles and the Articles Supplementary creating the Series A Preferred Stock (the "Designating Amendment"), each of which is available from the Company.

Dividends


   Holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.98% per annum of the $25 liquidation preference (equivalent to a fixed annual rate of $2.245 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on September 15, 1997, will be for less than a full quarter. Such dividend and any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the 1st day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").


   No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

   Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, no dividends will be authorized or paid or set apart for payment on any stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless (i) full cumulative dividends have been or contemporaneously are authorized and paid or authorized and (ii) a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends authorized upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Series A Preferred Stock of such series as to dividends and upon liquidation). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. See "Description of Preferred Stock--Dividends" in the accompanying Prospectus.


   The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Series A Preferred Stock to the Operating Partnership in exchange for 8.98% Series A Preferred Units in the Operating Partnership, the economic terms of which will be substantially identical to the Series A Preferred Stock. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series A Preferred Stock) prior to any distribution of cash or assets to the holders of Units or to the holders of any other interest in the Operating Partnership, except for any other series or preference Units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualifications as a REIT.


Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights. Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company. For further information regarding the rights of the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Company, see "Description of Preferred Stock--Liquidation Preference" in the accompanying Prospectus.

Redemption


   The Series A Preferred Stock is not redeemable prior to June 15, 2002. However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series A Preferred Stock will be subject to the Articles, pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the accompanying Prospectus) will automatically be exchanged for shares of Excess Stock, and the Company will have the right to purchase Excess Stock from the holder. See "Restrictions on Transfers of Capital Stock" in the accompanying Prospectus. On and after June 15, 2002, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. The redemption price of the Series A Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other stock of the Company, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

   Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Excess Stock in order to ensure that the Company remains qualified as a REIT for Federal income tax purposes, as described under "Restrictions on Transfers of Capital Stock" in the accompanying Prospectus, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

   Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

   Immediately prior to any redemption of Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which is redeemed.

   The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company remains a qualified REIT for Federal income tax purposes, Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock, and the Company will have the right to purchase Excess Stock from the holder. Shares of Series A Preferred Stock which have been exchanged for Excess Stock may be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company, at any time when outstanding shares of Series A Preferred Stock are being redeemed.

Voting Rights

   Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below.

   Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the outstanding shares of Series A Preferred Stock or the holders of shares of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid on all series of Parity Preferred upon which like voting rights have been conferred and are exerciseable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time when they have the voting rights described above with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

   So long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Articles or the Designating Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

   The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company, except that the shares of Series A Preferred Stock may be exchanged for shares of Excess Stock, in accordance with the Articles. See "Restrictions on Transfers of Capital Stock" in the accompanying Prospectus.

Restrictions on Ownership

   For information regarding restrictions on ownership of the Series A Preferred Stock, see "Restrictions on Transfers of Capital Stock" in the accompanying Prospectus.

Transfer Agent

   The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock will be Boston EquiServe.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state or local taxation.

   This discussion does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are discussed in the accompanying Prospectus under "Federal Income Tax Considerations." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series A Preferred Stock.

Distributions on Series A Preferred Stock

   As long as the Company qualifies as a REIT, distributions that are made to its stockholders out of the Company's current accumulated earnings and profits, and that are not designated as capital gain dividends, generally will be taxed to stockholders as ordinary income, either in the year of payment or, with respect to distributions declared in the last quarter of any year and paid by January 31 of the following year, in the year of declaration, and will not be eligible for the dividends received deduction for corporations. The Company's earnings and profits will be allocated first to any outstanding Series A Preferred Stock. A distribution of net capital gain by the Company generally will be treated as long term capital gain to stockholders to the extent properly designated by the Company as a capital gain dividend and regardless of the length of time a stockholder has held such stockholder's Series A Preferred Stock. Under Section 291 of the Code, however, corporate stockholders may be required to treat up to 20% of any such capital gain as ordinary income. Corporate stockholders of a REIT generally are required to treat the portion of a capital gain distribution attributable to the gain from the REIT's sale or exchange of depreciable real property as subject to the 20% ordinary income rule of Section 291 of the Code. Capital gain distributions also are not eligible for the dividends received deduction for corporations. A dividend in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital to the extent of the stockholder's basis in such stockholder's Series A Preferred Stock, and will be applied to reduce the stockholder's basis in the Series A Preferred Stock. To the extent such a dividend is greater than such basis, it will be treated as capital gain to those stockholders holding their Series A Preferred Stock as capital assets. The Company will notify stockholders as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain distributions or return of capital. Should the Company incur ordinary or capital losses, stockholders will not be entitled to include such losses in their own income tax returns.

Redemption of Series A Preferred Stock

   A redemption of shares of Series A Preferred Stock for cash generally will be treated as a sale or exchange if the holder of such redeemed shares does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the redeemed Series A Preferred Stock. If a holder does own, actually or constructively, such other stock (including Series A Preferred Stock not redeemed), a redemption of Series A Preferred Stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits. Such dividend treatment would not apply if the redemption were "not essentially equivalent to a dividend" with respect to the holder under
Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Series A Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any ownership of Common Stock and any stock constructively owned) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company. If the redemption of the Series A Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption will result in capital gain or loss equal to the difference between the amount of cash received by the holder and the holder's adjusted tax basis in the Series A Preferred Stock redeemed.

   If a redemption of Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the holder's adjusted tax basis in the redeemed Series A Preferred Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely.

                                    MANAGEMENT

Officers and Directors

   The persons who are officers and Directors of the Company and their respective positions are as follows:

           Name              Age                Position and Offices Held
--------------------------  ----- -----------------------------------------------------
Officers:
Alan M. Leventhal            44   President, Chief Executive Officer and Director
Lionel P. Fortin             53   Executive Vice President, Chief Operating Officer and
                                  Director
Donald B. Brooks             54   Senior Vice President and Chief Executive, Beacon
                                  Properties Southeast
Charles H. Cremens           43   Senior Vice President and Chief Investment Officer
Jeremy B. Fletcher           48   Senior Vice President and Chief Executive, Beacon
                                  Properties West
Carol G. Judson              45   Senior Vice President, Corporate Development
Douglas S. Mitchell          54   Senior Vice President--Leasing/Management and
                                  Development
Robert J. Perriello          54   Senior Vice President and Chief Financial Officer
E. Valjean Wheeler           52   Senior Vice President and Chief Executive, Beacon
                                  Properties Midwest
William A. Bonn, Esq         45   General Counsel
Nancy J. Broderick           41   Vice President and Treasurer
Steven D. Fessler            37   Vice President, Asset Management
Claude B. Hoopes             47   Vice President, Leasing
Henry Irwig                  54   Vice President, Property Management
G. Douglas Lanois            36   Controller
Joseph McMahon               51   Vice President, Development
Erin R. O'Boyle              37   Vice President, Acquisitions
Thomas J. O'Connor           40   Vice President, Acquisitions
W. Malcolm O'Donnell, Jr.    43   Vice President, Acquisitions
Randy J. Parker              38   Vice President, Investor Relations
James J. Whalen              34   Vice President, Information Systems
M. Wistar Wood               36   Vice President, Acquisitions

Directors:
Edwin N. Sidman              54   Chairman of the Board and Director
Norman B. Leventhal          79   Director
Graham O. Harrison           71   Director
William F. McCall, Jr        60   Director
Steven Shulman               54   Director
Scott M. Sperling            37   Director
Dale F. Frey                 64   Director

   The following are biographical summaries of the experience of the officers and Directors of the Company:

   Mr. Alan Leventhal has served as President, Chief Executive Officer and a Director of the Company since 1994. Mr. Leventhal joined Beacon in 1976 after receiving a degree in economics from Northwestern University in 1974 and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College in 1976. Mr. Leventhal is a trustee of the Beth Israel Corporation, trustee of Boston University, trustee of the New England Aquarium Corporation and a member of the Visiting Committee of the College of Arts and Sciences at Northwestern University. He is also a member of the Board of Overseers of WGBH and the Museum of Science. Mr. Leventhal is the son of Norman B. Leventhal and the brother-in-law of Edwin N. Sidman.

   Mr. Fortin serves as Executive Vice President, Chief Operating Officer and a Director of the Company. From May 1994 through February 1995, Mr. Fortin served as Chief Financial Officer of the Company. From February 1995 through January 1997, Mr. Fortin served as Senior Vice President of the Company. Mr. Fortin became Executive Vice President and a Director of the Company in January 1997. Before joining Beacon in 1973, Mr. Fortin was an Audit Supervisor with Laventhol & Horwath. Mr. Fortin graduated from Bentley College in 1968 and is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

   Mr. Brooks joined the Company in June 1996 and has served as Senior Vice President of the Company and Chief Executive, Beacon Properties Southeast since that time. From 1986 to joining the Company, Mr. Brooks was a private investor, consultant and real estate advisor in the Atlanta area. He was President and Chief Operating Officer of The Landmarks Group in Atlanta from 1974 to 1986, responsible for the development of over 3 million square feet of office space in 30 buildings. Mr. Brooks holds a law degree and Bachelor's degree in Accounting from Duke University.

   Mr. Cremens joined the Company in February 1996 and has served as the Senior Vice President and Chief Investment Officer of the Company since that time. Prior to joining the Company, Mr. Cremens served as Vice President and Head of Mortgage Loans and Real Estate Investments with Aetna Life & Casualty Company from 1993 to 1996. Prior to his term at Aetna, Mr. Cremens held various senior management positions with Bank of Boston from 1978 to 1993, including Managing Director of Corporate Finance and Manager of the Restructured Real Estate and OREO Departments. At the Company, Mr. Cremens is responsible for establishing and implementing a long-term acquisition and portfolio strategy for the Company. Mr. Cremens holds a Bachelor's degree from Williams College.

   Mr. Fletcher serves as the Senior Vice President and Chief Executive of Beacon Properties West. He joined the Company in May of 1997. Mr. Fletcher is responsible for directing the growth and operations of the Company in the Western United States. Prior to joining the Company, Mr. Fletcher was the managing director of Insignia Commercial Group, Inc., Los Angeles. From 1983 to July 1996, Mr. Fletcher was with Paragon Group where he served as Senior Vice President/General Partner of the Southern California/Arizona Region. Mr. Fletcher received his Bachelor's degree in Geology from Albion College. He is a member of the Urban Land Institute (ULI), Real Estate Investment Advisory Council (REAIC) and National Association of Industrial and Office Properties (NAIOP) and is a licensed broker in the state of California.

   Ms. Judson has served as the Senior Vice President, Corporate Development of the Company since 1996. In this capacity, Ms. Judson is responsible for the Company's corporate development, human resources and administration. Before joining Beacon in 1980, Ms. Judson was Managing Director of the Brook House, a luxury apartment complex in Brookline, Massachusetts. Ms. Judson received her Bachelor of Science degree in mathematics with a minor in psychology from Curry College. She is a member of the Northeast Human Resources Association and the American Management Association and serves as a United Way Cabinet Member.

   Mr. Mitchell has served as the Senior Vice President-Leasing/Management and Development of the Company and as President of the Management Company since 1994. In these capacities, Mr. Mitchell is responsible for the overall leasing activities, property management and development activity of the Company. He joined Beacon in 1961. He graduated from the Wentworth Institute in 1962 and is a member of the Greater Boston Real Estate Board. Mr. Mitchell is also a licensed real estate broker in Massachusetts and New York.

   Mr. Perriello has served as Senior Vice President of the Company since May 1994 and became Chief Financial Officer of the Company in February of 1995. He joined Beacon in 1970. During his career at Beacon, Mr. Perriello has been responsible for many aspects of commercial development, including the debt and equity financing of Beacon's Properties. Prior to joining Beacon, he was a consulting engineer with Frederick R. Harris, Inc. in New York City and served as an officer in the U.S. Army Corps of Engineers. Mr. Perriello holds a Bachelor's degree in Civil Engineering from Rensselaer Polytechnic Institute and a Master's of Business Administration from Harvard Business School. His professional affiliations include membership in the Urban Land Institute.

   Mr. Wheeler serves as Senior Vice President and Chief Executive of Beacon Properties Midwest. He joined the Company in April 1997. Mr. Wheeler is responsible for directing the growth and operations of the Company in the Midwestern United States. Prior to joining the Company, Mr. Wheeler held various senior management positions at Equity Office Holdings, L.L.C. beginning in 1989 and served as President and Chief Operating Officer of Equity Office Holdings, L.L.C. from 1995 through 1997. He also held various senior management positions with the Broe Companies and Williams Realty Corporation. Mr. Wheeler graduated from Oklahoma State University with a B.S. in Education. He is a member of the Urban Land Institute and has served on the National Advisory Council of the Building Owners and Managers Association (BOMA).

   Mr. Bonn has served as General Counsel to the Company since early 1997. Prior to joining the Company as General Counsel, from 1987 to 1997 Mr. Bonn worked with Property Capital Trust, another Boston-based real estate investment trust, and served as Senior Vice President and General Counsel. From 1978 to 1987 Mr. Bonn held various positions as an attorney with The Prudential Insurance Company of America and was assigned to work with Prudential's Realty Group in Newport Beach and Los Angeles, California; New York City and at Prudential's headquarters in Newark, New Jersey. From 1976 to 1978 Mr. Bonn was engaged in the private practice of law in Los Angeles. Mr. Bonn holds a Bachelor of Science Degree from the University of California at San Diego and a Juris Doctor degree from the University of San Diego. He is admitted to practice law in Massachusetts, New York and California, and is a member of the American, California and Boston Bar Associations.

   Ms. Broderick has served as Vice President and Treasurer of the Company since 1994. In this capacity, Ms. Broderick is responsible for all financial operations of the Company including administration of the Credit Facility. Ms. Broderick joined Beacon in 1983. Ms. Broderick holds a Bachelor of Science degree in Accounting from Stonehill College and a Master of Science degree in Taxation from Bentley College. She is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Public Accountants.

   Mr. Fessler has served as Vice President, Asset Management of the Company since 1994. In this capacity, Mr. Fessler has overall responsibility for the asset management of the Company's property portfolio. From 1983 to 1991 Mr. Fessler served Beacon as Senior Development Manager and Vice President, Development. Prior to rejoining Beacon in 1994, Mr. Fessler served as a Senior Investment Manager with Copley Real Estate Advisors. Mr. Fessler holds Bachelor's and Master's degrees from Stanford University. He serves on the Board of Directors of the Massachusetts chapter of the National Association of Industrial and Office Properties.

   Mr. Hoopes joined Beacon in 1990 and has served as Vice President, Leasing of the Company since 1994. In this capacity, Mr. Hoopes has responsibility for the overall leasing strategy and leasing performance of the Company's portfolio, as well as overseeing the leasing of the three million square feet of space managed and leased for third party institutional clients. Mr. Hoopes was previously a senior officer of The Landmarks Group, a major Atlanta developer, where he was responsible for six million square feet of leasing including an office park adjacent to the Perimeter Center Portfolio. Mr. Hoopes is a graduate of Princeton University.

   Mr. Irwig has served as Vice President, Commercial Properties of the Company since 1994. In this capacity, Mr. Irwig is responsible for the management of the Company's property portfolio and integrating third-party and acquisition properties into the Company's portfolio. Mr. Irwig joined Beacon in 1985 and since that time has held various positions in other divisions of the Company relating to the assessment, repositioning, design, construction and management of commercial and institutional buildings. Mr. Irwig received his Bachelor of Architecture degree and his Ph.D. from the University of Witwatersrand.

   Mr. Lanois has served as Controller of the Company since 1995. In this capacity, Mr. Lanois is responsible for financial reporting, budgeting and forecasting financial performance of the Company. Before joining Beacon in 1992, Mr. Lanois was the Manager of the Real Estate Advisory Service Group with Laventhol & Horwath and an Asset Manager with Aldrich, Eastman & Waltch. Mr. Lanois received his B.B.A. in Accounting and a B.S. in Hotel, Restaurant and Travel Administration from the University of Massachusetts, Amherst. He is a certified public accountant and serves on committees for the Greater Boston Real Estate Board and the Real Estate Finance Association.

   Mr. McMahon has served as Vice President, Development of the Company since January 1997. In this capacity, he is responsible for overseeing the development and redevelopment of Beacon's Properties. Since joining the Company in 1981, Mr. McMahon has held various positions including directing and managing a number of development projects in Boston, Chicago and Washington, D.C. Mr. McMahon holds a Bachelor's degree in Mathematics from Boston College and a Master's degree in Civil Engineering and Construction Management from the Massachusetts Institute of Technology. He is a member of the National Association of Industrial and Office Properties (NAIOP).

   Ms. O'Boyle has served as Vice President, Acquisitions of the Company since 1994. In this capacity, Ms. O'Boyle manages the search and negotiations for ownership opportunities. Ms. O'Boyle joined Beacon in 1985 and previously served the Company as Vice President, Asset Management. Ms. O'Boyle received her Bachelor of Science in structural engineering from the University of Delaware and her Master of Science in real estate development from the MIT Center for Real Estate Development. Ms. O'Boyle is the past chair of the Alumni Association for the MIT Center for Real Estate and is a past President of the New England Women in Real Estate (NEWIRE).

   Mr. O'Connor has served as Vice President, Acquisitions of the Company since 1997. Mr. O'Connor is responsible for identifying acquisition opportunities in Northern and Southern California. Prior to joining the Company in 1996, Mr. O'Connor was an asset manager at Copley Real Estate Advisors from 1987 to 1996 where he was responsible for a portfolio of 5 million square feet of office properties, primarily in California. Prior to Copley, Mr. O'Connor held positions with Coopers & Lybrand, The Sheraton Corporation and PaineWebber Properties. Mr. O'Connor is a graduate of Boston College with a Bachelor's degree in Accounting and Finance.

   Mr. O'Donnell has served as Vice President, Acquisitions of the Company since May 1997. In this capacity, he manages the search and negotiations for ownership opportunities in the Western United States. From 1994 through 1997, Mr. O'Donnell was Managing Director of Hackman O'Donnell Partners LLC, a closely-held real estate investment firm active in markets nationwide. From 1987 through 1993, Mr. O'Donnell was a partner with Overton, Moore & Associates, Inc., a leading Southern California real estate company. Mr. O'Donnell graduated from the University of Southern California with a Bachelor's degree in Journalism. He is past chairman of the Los Angeles Commercial Realty Association (LACRA) and a member of the Real Estate Investment Advisory Council (REIAC).

   Mr. Parker has served as Vice President, Investor Relations of the Company since he joined the Company in July 1996. Prior to joining the Company, Mr. Parker was Senior Vice President and Portfolio Manager of Aldrich, Eastman & Waltch in Boston from 1988 to 1996, responsible for the management of over $400 million of investment portfolios on behalf of institutional clients. Mr. Parker holds a Master of Business Administration from The Wharton School, University of Pennsylvania and a Bachelor of Architecture degree from the University of Kentucky.

   Mr. Whalen has served as Vice President, Information Systems of the Company since 1995. In this capacity, Mr. Whalen is responsible for overseeing the maintenance and support of corporate information systems, including an extensive internal computer network allowing efficient communications with the Properties. Prior to joining Beacon in January 1993 Mr. Whalen was Director Information Services and Technology of Plan International from 1989 to 1993. Mr. Whalen is a graduate of the University of Notre Dame and the recipient of the New York City Urban Fellowship.

   Mr. Wood has served as Vice President, Acquisitions of the Company since February 1997. In this capacity he manages the search and negotiations for ownership opportunities. Mr. Wood served as Vice President of Acquisitions for Metric Realty from August 1995 to 1997 and oversaw all acquisition activity in a 26-state territory. Prior to joining Metric, he was with Copley Real Estate Advisors from 1992 to July 1995, responsible for acquisitions and sales. Mr. Wood is a graduate of Princeton University and holds a MBA from the Wharton School, University of Pennsylvania. He is the founder of REIAC's Northeast Chapter, and a member of ICSC.

   Mr. Sidman has served as the Chairman of the Board and a Director of the Company since 1994. He is currently the Managing Partner of The Beacon Companies. Prior to joining Beacon in 1971, Mr. Sidman practiced law with the predecessor to the firm of Rubin and Rudman in Boston. Mr. Sidman graduated from the University of Michigan and holds a law degree from Harvard University. Mr. Sidman's professional affiliations include service as Senior Vice Chairman of the National Realty Committee. Mr. Sidman's civic commitment includes being a past Chairman of the Combined Jewish Philanthropies of Greater Boston, a member of the Board of Trustees of Duke University, a member of the Board of Directors and Executive Committee for the United Way of Massachusetts Bay, a member of the Executive Committee of the Artery Business Committee and a member of the Board of The Friends of Post Office Square. Mr. Sidman is the son-in-law of Norman B. Leventhal and the brother-in-law of Alan M. Leventhal.

   Mr. Norman Leventhal has served as a Director of the Company since 1994. He is the co-founder and Chairman of The Beacon Companies. Mr. Leventhal is a graduate of the Boston Latin School and the Massachusetts Institute of Technology. At the Massachusetts Institute of Technology, he is a Life Member Emeritus of the Corporation and has served MIT in many capacities including as a Member of the Executive Committee, Member of the Investment

Committee, and Chairman of the Corporation Visiting Committee for The School of Architecture and Planning. Mr. Leventhal is also an Honorary Life Member of the Board of Overseers of The Museum of Fine Arts and has been a Member of the Board of Trustees of The Museum of Science. Among other civic contributions, Mr. Leventhal has served as Chairman of The Artery Business Committee, is Chairman of The Friends of Post Office Square and is Chairman of the Trust for City Hall Plaza. Mr. Leventhal also serves as Director of Doubletree Corporation and Picower Institute for Medical Research. Mr. Leventhal is the father of Alan M. Leventhal and the father-in-law of Edwin
N. Sidman.

   Mr. Harrison has served as a Director of the Company since 1994. Mr. Harrison has served as Vice President and Chief Investment Officer of Howard Hughes Medical Institute ("Hughes") in Bethesda, Maryland from 1985 to 1994. Mr. Harrison retired as President of the U.S. Steel Pension Fund in June 1985, after thirty years of service, to take on the portfolio startup at Hughes. He also served as a Director of General Re Corporation in Stamford, Connecticut. Mr. Harrison serves as a trustee of Property Capital Trust in Boston, a member of the Investment Advisory Committee of the New York State Common Retirement Fund, Warburg Pincus Investors, European Strategic Investors (London), Emerging World Investors L.P. and Desai Capital Management; Vice-Chairman of the Advisory Committee of Butler Capital, Chairman of the Swarthmore College Investment Committee, and member of Advisory Council--The Trust for Public Land. Mr. Harrison is a graduate of Swarthmore College and of Harvard Business School, and is a retired U.S. Air Force officer.

   Mr. McCall has served as a Director of the Company since 1994. Mr. McCall has served as Chairman of McCall & Almy, Inc., Boston, Massachusetts, since 1989. Mr. McCall was a founder of Leggat McCall & Werner in 1965 and served as Chairman and Chief Executive Officer of Leggat McCall/Grubb & Ellis through 1989. Mr. McCall is currently a director of Citizens Bank of Massachusetts, Jobs for Massachusetts and the Massachusetts Business Development Corporation. Mr. McCall is also a trustee of the Urban Land Institute and a member of the American Society of Real Estate Counselors. Mr. McCall is a graduate of The College of the Holy Cross.

   Mr. Shulman has served as a Director of the Company since 1995. Since 1984, Mr. Shulman has been active in investment banking through his wholly owned company The Hampton Group and Lantona Associates, Inc., where he serves as a Managing Director. Currently, Mr. Shulman is a significant shareholder and director in a diversified group of companies including Wilshire Restaurant Group, Inc., where he previously served as Chairman; Ermanco Incorporated; Terrace Holdings, Inc.; and Corinthian Directory. Mr. Shulman is a graduate of Stevens Institute of Technology where he received a Bachelor's degree in Mechanical Engineering and a Master's degree in Industrial Management. Mr. Shulman serves as Vice Chairman on the Board of Stevens Institute of Technology.

   Mr. Sperling has served as a Director of the Company since 1994. Mr. Sperling joined Thomas H. Lee Co., a Boston-based investment firm, as a general partner in September 1994. Previously, Mr. Sperling served as Managing Partner and Vice Chairman of the Aeneas Group, Inc./Harvard Management Company from 1984 through 1994. Mr. Sperling has been the founder and/or lead investor of numerous companies and has led the acquisition or turnaround of companies in a wide variety of industries. He is currently a director of Livent, PriCellular Corporation, Softkey, The Learning Company, General Chemical Group, Object Design, Inc. and several private firms. He received a Master's of Business Administration from the Harvard Business School and received his undergraduate degree from Purdue University. Mr. Sperling is a member of the Corporation of the Brigham and Women's Hospital and a director of the American Technion Society.

   Mr. Frey has served as a Director of the Company since January 1997. Mr Frey also serves on the Board of Directors of Rhone-Poulenc Rorer; USF&G Corporation; Praxair, Inc.; Doubletree Hotels Corporation and First American Financial Corporation. From 1984 until 1997, Mr. Frey was Chairman and President of the Board of Directors of General Electric Investment Corporation. From 1980 until 1997, Mr. Frey was also Vice President of General Electric Company. Mr. Frey is also Chairman of the Cancer Research Fund of the Damon-Runyon-Walter Winchell Foundation and a Trustee of Franklin and Marshall College. He also serves on the advisory committees of Forstmann Little & Company and the New York State Common Retirement Fund. Mr. Frey is also a member of the Financial Executives Institute. Mr. Frey is a graduate of Franklin and Marshall College and received a Master of Business Administration in Economics and Accounting from New York University.

                                 UNDERWRITING

   Subject to the terms and conditions in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of Series A Preferred Stock set forth opposite their respective names.


                                            Number of
                                            Shares of
                                             Series A
            Underwriter                  Preferred Stock
            -----------                  ----------------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated                           2,350,000
Lehman Brothers Inc.                        2,345,000
Morgan Stanley & Co. Incorporated           2,345,000
Alex. Brown & Sons Incorporated                80,000
Cowen & Company                                80,000
Dain Bosworth Incorporated                     80,000
A.G. Edwards & Sons, Inc.                      80,000
EVEREN Securities, Inc.                        80,000
The Ohio Company                               80,000
Oppenheimer & Co., Inc.                        80,000
Piper Jaffray Inc.                             80,000
Prudential Securities Incorporated             80,000
Raymond James & Associates, Inc.               80,000
Tucker Anthony Incorporated                    80,000
Wheat, First Securities, Inc.                  80,000
                                         ----------------
      Total                                 8,000,000
                                         ================


   In the Underwriting Agreement, the several Underwriters have agreed, respectively, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase all of the shares of Series A Preferred Stock being sold pursuant to the Underwriting Agreement if any of such shares of Series A Preferred Stock are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.


   The Representatives have advised the Company that the Underwriters propose initially to offer the Series A Preferred Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.50 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.35 per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 1,200,000 additional shares of Series A Preferred Stock to cover over- allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Series A Preferred Stock to be purchased by it shown in the foregoing table bears to the shares of Series A Preferred Stock initially offered hereby.


   In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   The Company and the Operating Partnership have agreed that for a period of 90 days from the date of this Prospectus Supplement, they will not, subject to certain exceptions, without the prior written consent of Merrill

Lynch, directly or indirectly, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Series A Preferred Stock or securities which are substantially similar to or convertible into or exchangeable for Shares of Series A Preferred Stock.


   The shares of Series A Preferred Stock have been approved for listing on the NYSE, subject to official notice of issuance. Prior to the Offering, there has been no public market for the shares of Series A Preferred Stock. Trading of the shares of Series A Preferred Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the shares of Series A Preferred Stock. The Representatives have advised the Company that they intend to make a market in the Series A Preferred Stock prior to the commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice.


   In connection with the Offering, the rules of the Commission permit the Representatives to engage in certain transactions that stabilize the price of the Series A Preferred Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Stock.

   If the Underwriters create a short position in the Series A Preferred Stock in connection with the Offering, i.e., if they sell more shares of Series A Preferred Stock than are set forth on the cover page of this Prospectus Supplement, the Representatives may reduce that short position by purchasing Series A Preferred Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over- allotment option described above.

   The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Series A Preferred Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

   Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                LEGAL MATTERS

   Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, a limited liability partnership including professional corporations, as corporate, securities, real estate and tax counsel to the Company, and by Goulston & Storrs, P.C., Boston, Massachusetts, as real estate counsel to the Company. Gilbert G. Menna, whose professional corporation is a partner of Goodwin, Procter & Hoar LLP, is an assistant secretary of the Company and owns in excess of 1,000 shares of the Company's Common Stock. Certain legal matters related to the Offering will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Brown & Wood LLP will rely on Goodwin, Procter & Hoar LLP, as to certain matters of Maryland law.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

 PROSPECTUS

                                 $375,125,000

                        Beacon Properties Corporation
                               PREFERRED STOCK
                                 COMMON STOCK

                                 $400,000,000
                           Beacon Properties, L.P.
                               DEBT SECURITIES

                               ------------------

   Beacon Properties Corporation (together with its subsidiaries, the "Company") may offer from time to time in one or more series (i) shares of its preferred stock, $.01 par value per share ("Preferred Stock") and (ii) shares of its common stock, $.01 par value per share ("Common Stock"). Beacon Properties, L.P. (the "Operating Partnership") may offer from time to time in one or more series unsecured non-convertible investment grade debt securities (the "Debt Securities"). The aggregate public offering price of the Preferred Stock and the Common Stock shall be up to $375,125,000 (or its equivalent in another currency based on the exchange rate at the time of sale) and the aggregate public offering price of the Debt Securities (collectively with the Preferred Stock and the Common Stock, the "Securities") shall be up to $400,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale). The Securities will be issued in amounts, at prices and on terms to be determined at the time of offering. The Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

   The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; and (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation, as then in effect, or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

   The applicable Prospectus Supplement will also contain information, where appropriate, about material United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

   The Securities may be offered by the Company or the Operating Partnership directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                               ------------------


                  The date of this Prospectus is June 10, 1997.

                            AVAILABLE INFORMATION

   The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents are incorporated herein by reference:

   1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

   2. The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, filed with the Commission pursuant to the Exchange Act, including all amendments thereto. The Operating Partnership's Quarterly Report on Form 10-Q for the period ended March 31, 1997, filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

   3. The Company's Current Reports on Form 8-K dated January 5, 1996, February 15, 1996, July 23, 1996, October 18, 1996, December 18, 1996, December 20, 1996,
March 27, 1997 and June 4, 1997 filed with the Commission pursuant to the Exchange Act, including all amendments thereto. The Operating Partnership's Current Report on Form 8-K dated June 4, 1997, filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

   4. The Company's Current Reports on Form 8-K/A dated August 6, 1996 (which Current Report relates to the Form 8-K dated July 23, 1996) and April 7, 1997 (which Current Report relates to the Form 8-K dated March 27, 1997) filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

   5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

   6. The Operating Partnership's Registration Statement on Form 10 filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

   All other documents filed with the Commission by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any person receiving a copy of this Prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference herein (except for the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be mailed to Kathleen M. McCarthy, Beacon Properties Corporation, 50 Rowes Wharf, Boston, Massachusetts 02110. Telephone requests may be directed to Ms. McCarthy at (617) 330-1400.

   Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                    THE COMPANY AND THE OPERATING PARTNERSHIP

   Beacon Properties Corporation is a self-administered and self-managed real estate investment trust ("REIT") which owns a portfolio of Class A office properties and other commercial properties (collectively, the "Properties") located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C., as well as commercial real estate development, acquisition, leasing, design and management businesses. The Company is a Maryland corporation and its Common Stock is listed on the New York Stock Exchange under the symbol "BCN."


   The Company's business is conducted principally through subsidiaries which consist of the Operating Partnership, two subsidiary corporations and two subsidiary limited partnerships. The Operating Partnership is a Delaware limited partnership, of which the Company is the sole general partner. The Company conducts third-party management operations through Beacon Property Management Corporation, a Delaware corporation (the "Management Company"), and conducts third-party tenant space design services through Beacon Design Corporation, a Massachusetts corporation (the "Design Company"). The Company conducts substantially all of its management operations for wholly-owned properties through Beacon Property Management, L.P., a Delaware limited partnership (the "Management Partnership"), and conducts tenant space design services for wholly-owned properties through Beacon Design, L.P., a Delaware limited partnership (the "Design Partnership").


   Currently, the Company's and the Operating Partnership's total consolidated outstanding debt are approximately $891.5 million and $891.5 million, respectively, and their total consolidated debt plus their proportionate share of total unconsolidated debt (other than the Rowes Wharf Property debt) are approximately $984.0 million and $983.4 million, respectively.


   The Company's executive offices are located at 50 Rowes Wharf in Boston, Massachusetts 02110 and its telephone number at that location is 617-330-1400.


                               USE OF PROCEEDS

   The Company is required by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock or Preferred Stock in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. As will be more fully described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including repayment of indebtedness, investment in new properties and new developments and maintenance of currently owned properties.

                     RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth the consolidated ratios of earnings to fixed charges for the Company and the Operating Partnership for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995 and for the period May 26, 1994 to December 31, 1994, and for The Beacon Group, the predecessor to the Company and the Operating Partnership (the "Predecessor"), for the period January 1, 1994 to May 25, 1994 and for the years ended December 31, 1993 and 1992.

                                              For the
                                              Period          For the
                                           May 26, 1994       Period
  Three Months    Year Ended  Year Ended        to        January 1, 1994  Year Ended   Year Ended
     Ended         December    December      December           to          December     December
 March 31, 1997    31, 1996    31, 1995      31, 1994      May 25, 1994     31, 1993     31, 1992
 --------------------------- ------------ -------------- --------------- ------------  ------------
      2.54           2.17        2.02          1.62            1.07           0.72         0.84


   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense, the interest component of rent expense, and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                        DESCRIPTION OF DEBT SECURITIES

General

   The Company conducts substantially all of its business, and indirectly holds substantially all of its interests in the Properties, through the Operating Partnership. Consequently, the Operating Partnership, and not the Company, will issue the Debt Securities. The Debt Securities will be direct unsecured obligations of the Operating Partnership and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated material provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

   Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

Terms

   The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Operating Partnership as described under "--Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

   Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture.

All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

   Each Indenture will provide that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

   The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

    (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

    (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

   (12) Whether such Debt Securities will be issued in certificated or book-entry form and, if in book entry form, the identity of the depository for such Debt Securities;

   (13) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

   (14) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

   (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

   (16) Any deletions from, modifications of or additions to the events of default or covenants of the Operating Partnership, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

   (17) With respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions;
        (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

   (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

   If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   Except as described under "Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Neither Maryland General Corporation Law nor the governing instruments of the Company and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. As a consequence of the lack of a definition of the term "substantially all," a holder of Debt Securities must review the financial and other information disclosed by the Operating Partnership to the public to determine whether a sale of "substantially all" of the assets of the Operating Partnership has occurred. Therefore, a risk of uncertainty exists for the holders of Debt Securities as a consequence of the lack of a definition of the term

"substantially all". Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock" and "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

   Neither the Operating Partnership nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

Merger, Consolidation or Sale of Assets

   The Indentures will provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, shall expressly assume (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

Certain Covenants

   Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

   Maintenance of Properties. The Indentures will require the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

   Insurance. The Indentures will require the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

   Payment of Taxes and Other Claims. The Indentures will require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

   Additional Covenants. Any additional covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

   Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed (except mortgage indebtedness) by the Operating Partnership or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000 or under any indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (except mortgage indebtedness) by the Operating Partnership or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary of the Operating Partnership; and (vii) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

   If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the

Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee; and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series; or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

   The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

   The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

   The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

   Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indentures

   Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby,
(i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of any outstanding Debt Securities necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

   The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

   Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

   The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture; and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

   The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

   Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Subordination

   Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

   Upon any distribution to creditors of the Operating Partnership in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Operating Partnership to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Operating Partnership receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Debt or other indebtedness of the Operating Partnership and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Operating Partnership.

   Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Operating Partnership in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Operating Partnership for money borrowed or represented by purchase-money obligations; (ii) indebtedness of the Operating Partnership evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement; (iii) obligations of the Operating Partnership as lessee under leases of property either made as part of any sale and leaseback transaction to which the Operating Partnership is a party or otherwise; (iv) indebtedness, obligations and liabilities of others in respect of which the Operating Partnership is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Operating Partnership has agreed to purchase or otherwise acquire; and (v) any binding commitment of the Operating Partnership to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (A) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks without preference to the Subordinated Securities; (B) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Operating Partnership to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated; and (C) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

   If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Operating Partnership's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

   Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

   The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust) ("defeasance"); or (ii) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

   Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

   "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

   Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

   In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

No Conversion Rights

   The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or any equity interest in the Operating Partnership.

Payment

   Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

   All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

Global Securities

   The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED STOCK

   The description of the Company's Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws"), as in effect.

General


   Under the Articles of Incorporation, the Company has authority to issue 25 million shares of Preferred Stock, none of which was outstanding as of June 10, 1997. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Company's Articles of Incorporation to fix for each series, subject to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.


Terms

   The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

   Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof);

   (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

   (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

   (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

   Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

   Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period; or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common

Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

   Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

Redemption

   If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

   The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

   If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

   Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

   Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (A) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (B) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

   The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions on Ownership

   For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

   The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                         DESCRIPTION OF COMMON STOCK

   The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of incorporation and Bylaws, as in effect.

General


   Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At June 10, 1997, the Company had outstanding 55,371,975 shares of Common Stock.


Terms

   All shares of Common Stock offered hereby have been duly authorized, and are fully paid and non-assessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

   Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

   Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

   The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

   Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

   Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

Restrictions on Ownership

   For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

   The transfer agent and registrar for the Common Stock is Boston EquiServe.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

Restrictions on Transfers

   In order for the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations." In order to protect the Company against the risk of losing its status as a REIT on account of a concentration of ownership among its stockholders, the Articles of Incorporation, subject to certain exceptions, provide that no single holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the aggregate value of the Company's shares of capital stock. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (i.e., the beneficial owners of such entities will be counted as holders). The Company's Articles of Incorporation provide that such entities will be "looked through" for purposes of the Ownership Limit and limits such entities to holding no more than 9.9% of the aggregate value of the Company's shares of capital stock (the "Look-Through Ownership Limit"). Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit and the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

   Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such shares of capital stock may be ultimately transferred without violating the Ownership Limit or the Look-Through Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock exchanged for such Excess Stock would be permitted under the Ownership Limit or the Look-Through Ownership Limit, at a price not in excess of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were exchanged into Excess Stock, or (ii) if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten days immediately preceding such sale or gift. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be converted back into shares of capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

   In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of (i) the price initially paid for such shares by the original transferee stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale or gift, and (ii) the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

   These restrictions will not preclude settlement of transactions through the NYSE.

   Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

   The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                      FEDERAL INCOME TAX CONSIDERATIONS

   The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

   The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of the material federal income tax considerations of an investment in the Company's Securities to the extent those considerations relate to the taxation of the Company. To the extent such considerations relate to the tax treatment of particular Securities, they will be addressed in the applicable Prospectus Supplement. Goodwin, Procter & Hoar llp has acted as counsel to the Company and has reviewed this summary and is of the opinion that to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, this summary is accurate in all material respects. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

   The statements in this discussion and the opinion of Goodwin, Procter and Hoar LLP are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

   EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE COMPANY'S SECURITIES.

   Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

   In addition to meeting a number of technical requirements, including requirements regarding distributions to shareholders, diversification of ownership and record keeping, to qualify as a REIT the Company must meet certain tests regarding the nature of its assets and its gross income. The Company is largely restricted under these tests to holding "real estate assets" (as defined in the Code) for investment (and not for resale) and relatively small amounts of investment securities. Accordingly, the Company's ability to diversify its holdings outside of investments in real estate is limited. The requirements of the statutory tests also impose certain requirements on the Company's leases with its tenants, including restrictions on the Company's ability to provide noncustomary services to its tenants. Because the Company's proportionate share of the assets and items of income of the Operating Partnership and its subsidiary partnerships are treated as assets and gross income of the Company, the same restrictions apply to the operations and investments of the Operating Partnership and the subsidiary partnerships. Further, changes in law, or in the interpretation of the law, may change the nature and effect of these restrictions or add additional restrictions to the manner in which the Company conducts its business.

   In the opinion of Goodwin, Procter & Hoar llp, commencing with the taxable year ending December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service (the "Service") or any court. Moreover, Goodwin, Procter & Hoar llp's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, and the future conduct of the Company's business. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar llp will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

   Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                             PLAN OF DISTRIBUTION

   The Company and the Operating Partnership may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

   In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

   Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Operating Partnership or the Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

   Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act. In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

   If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

   If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by Contracts.

   In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                LEGAL MATTERS

   Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, a limited liability partnership including professional corporations, as corporate, securities and tax counsel to the Company. Gilbert G. Menna, whose professional corporation is a partner of Goodwin, Procter & Hoar LLP, is an assistant secretary of the Company and owns in excess of 1,000 shares of the Company's Common Stock.

                                   EXPERTS

   The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period May 26, 1994 to December 31, 1994, and the combined statements of operations, owners' equity (deficit) and cash flows for the period January 1, 1994 to May 25, 1994 of The Beacon Group, predecessor to the Company, and the related financial statement schedules of the Company as of December 31, 1996, incorporated by reference herein from the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The consolidated balance sheets of the Operating Partnership as of December 31, 1996 and 1995 and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1996 and 1995 and the period May 26, 1994 to December 31, 1994 and on the combined results of operations and cash flows of The Beacon Group, predecessor to the Operating Partnership, for the period January 1, 1994 to May 25, 1994, incorporated by reference herein from the Operating Partnership's Form 10, as amended, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.


   The statements of excess of revenues over specific operating expenses for each of the Rosslyn Acquisitions in Rosslyn, Virginia, New England Executive Park in Burlington, Massachusetts, and 10960 Wilshire Boulevard in Westwood, California for the year ended December 31, 1995, incorporated by reference herein from the Company's current report on Form 8-K dated October 18, 1996, as amended, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.


   The statements of excess of revenues over specific operating expenses for each of the Fairfax County Portfolio in Tysons Corner and Herndon, Virginia, 1333 H Street in Washington, DC, AT&T Plaza in Oak Brook, Illinois, and Tri-State International in Lincolnshire, Illinois for the year ended December 31, 1995, incorporated by reference herein from the Company's current report on Form 8-K dated July 23, 1996, as amended on the Form 8-K/A of the Company dated August 6, 1996, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The statement of excess of revenues over specific operating expenses for Perimeter Center in Atlanta, Georgia for the year ended December 31, 1995, incorporated by reference herein from the Company's current report on Form 8-K dated February 15, 1996, as amended, has been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The statements of excess of revenues over specific operating expenses for each of Shoreline Technology Park in Mountain View, California, Lake Marriott Business Park in Santa Clara, California and Presidents Plaza in Chicago, Illinois for the year ended December 31, 1995, incorporated by reference herein from the Company's report on Form 8-K dated December 20, 1996, as amended, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The statements of excess of revenues over specific operating expenses for each of 10880 Wilshire Boulevard in Westwood, California, Centerpointe in Fairfax, Virginia, and Westbrook Corporate Center in Westchester, Illinois for the year ended December 31, 1996, incorporated by reference herein from the Company's current report on Form 8-K dated March 27, 1997, as amended on the Form 8-K/A of the Company dated April 7, 1997, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.


   The statement of excess of revenues over specific operating expenses for 225 Franklin Street in Boston, Massachusetts for the year ended December 31, 1996, incorporated by reference herein from the Company's report on Form 8-K dated June 4, 1997 has been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

    No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circum-stances, create an implication that there has not been any change in the facts set forth in this Prospectus Supplement and the accompanying Prospectus or in the affairs of the Company since the date hereof.

                            -------------------------

                                TABLE OF CONTENTS

                                                      Page
                                                    ---------
               PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary                           S-3
Risk Factors                                           S-11
The Company                                            S-16
Recent Developments                                    S-17
Properties                                             S-19
Use of Proceeds                                        S-25
Price Range of Common Stock and Distribution
  History                                              S-26
Capitalization                                         S-27
Selected Financial Information                         S-28
Description of Series A Preferred Stock                S-32
Certain Federal Income Tax Considerations              S-37
Management                                             S-38
Underwriting                                           S-43
Legal Matters                                          S-45
                     PROSPECTUS
Available Information                                     2
Incorporation of Certain Documents by
  Reference                                               2
The Company and the Operating Partnership                 3
Use of Proceeds                                           3
Ratios of Earnings to Fixed Charges                       4
Description of Debt Securities                            4
Description of Preferred Stock                           15
Description of Common Stock                              20
Restrictions on Transfers of Capital Stock               21
Federal Income Tax Considerations                        22
Plan of Distribution                                     23
Legal Matters                                            24
Experts                                                  25



                               8,000,000 Shares


                              BEACON PROPERTIES
                                 CORPORATION


                                8.98% Series A
                            Cumulative Redeemable
                               Preferred Stock



                            ---------------------
                            PROSPECTUS SUPPLEMENT
                            ---------------------

                             Merrill Lynch & Co.
                               Lehman Brothers
                          Morgan Stanley Dean Witter


                                June 10, 1997